As filed with the Securities and Exchange Commission on August 13, 2008
Registration No. ____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOPIE (BVI) LIMITED
(Exact name of Registrant as specified in its charter)

British Virgin Islands	4813
(Jurisdiction of incorporation	(Primary Standard Industrial
or organization)	Classification Code Number)

Room 1506, 1555 Kong Jiang Road
Yang Pu District, Shanghai, China, 200092
Telephone: 021-61431936/35
(Address of principal executive offices and telephone number)

Tan Kee Chen
Chief Executive Officer
Room 1506, 1555 Kong Jiang Road
Yang Pu District, Shanghai, China, 200092
Telephone: 021-61431936/35
 (Name, Address, Including Zip Code, And Telephone Number,
Including Area Code of Agent For Service)

Copies to:

David M. Loev		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 774016		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary Shares, no par value per share	86,000	$0.50	$43,000	$1.32

Total	86,000	$0.50	$43,000	$1.32

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

MOPIE (BVI) LIMITED

Resale of 86,000 shares of Ordinary Shares

The Prospectus relates to the registration of the resale of 86,000 shares of our Ordinary Shares (“Ordinary Shares”) by the Selling Stockholders listed on page 38.   Shares offered by the Selling Stockholders may be sold by one or more of the following methods:

o	ordinary brokerage transactions in which a broker solicits purchases; and
o	face to face transactions between the Selling Stockholders and purchasers without a broker.

Selling stockholders will sell at the set price of $0.50 per share until such time as our shares are quoted on the Over-The-Counter Bulletin Board (“OTCBB”) and then thereafter at prevailing market prices or privately negotiated prices.  A current Prospectus must be in effect at the time of the sale of the shares of Ordinary Shares discussed above.  We will not receive any proceeds from the resale of Ordinary Shares by the Selling Stockholders.  The Selling Stockholders will be responsible for any commissions or discounts due to brokers or dealers.  We will pay all of the other offering expenses.

Each Selling Stockholder or dealer selling the Ordinary Shares is required to deliver a current Prospectus upon the sale.  In addition, for the purposes of the Securities Act of 1933, as amended, Selling Stockholders may be deemed underwriters.  Therefore, the Selling Stockholders may be subject to statutory liabilities if the registration statement, which includes this Prospectus, is defective by virtue of containing a material misstatement or failing to disclose a statement of material fact.  We have not agreed to indemnify any of the Selling Stockholders regarding such liability.

This investment involves a high degree of risk.  You should retain or acquire our stock only after considering the risks associated with us.  We urge you to read the ”Risk Factors” section beginning on page 12 along with the rest of this Prospectus before you make your investment decision.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________    , 2008

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

PROSPECTUS SUMMARY

Summary Information, Risk Factors, and Ratio of Earnings to Fixed Charges

This summary highlights material information found in greater detail elsewhere in this document.  In addition to this summary, we urge you to read the entire document carefully, especially the discussion of the risks of investing in our ordinary shares under "Risk Factors," and page 12 before deciding to buy our ordinary shares.  References in this document to "Mopie," the "Company," "we," "our" and "us" refer to Mopie (BVI) Limited, a British Virgin Islands company, and its subsidiaries.

For the year ended December 31, 2007, we had revenues of $793,991, a loss from operations of $826,601, and a total net loss of $831,225.

Our auditors have expressed substantial doubt regarding our ability to continue as a going concern, based on operating losses we have incurred in 2007.

The Company
Introduction

Mopie (BVI) Limited was incorporated under the laws of the British Virgin Islands on November 21, 2007.  We, through out wholly owned subsidiary, Luckybull Limited, a British Virgin Islands company, which in turn owns 100% of Molong Technology Limited, a company registered under the laws of the People’s Republic of China (“PRC”), which has contracts in place with Shanghai Mopietek Information Technology Co., Ltd. (“Mopie”, the “Company,” “we,” and “us”) provide entertainment-oriented wireless value-added services to mobile phone users in China. We specialize in the development, aggregation, marketing and distribution of consumer wireless content and applications for access by China’s estimated approximately 430 million mobile phone users through the two mobile network operators in China, China Mobile and China Unicom. We offer a diverse portfolio of fee-based Short Message Service (“SMS”) services distributed on the 2.5G cellular wireless network (“2.5G”) mobile technology platform.  The Company has a website at www.mopietek.com, which includes information the Company does not desire to incorporate by reference into this filing.

On or about December 10, 2007, the Company, entered into a memorandum of understanding with Private Capital Group.  Pursuant to the memorandum of understanding, Private Capital Group agreed to engage the necessary counsel to prepare and file this registration statement with the Securities and Exchange Commission.  Private Capital Group is also to assist in the selection of the appropriate market makers and will assist in identifying investor relations firms.  The fees payable to Private Capital Group in connection with the agreement total $250,000.

Luckybull Limited, a British Virgin Islands corporation (“Luckybull”), previously owned the entire registered capital of Molong Information Technology (Shanghai) Co., Ltd., a PRC corporation (“Molong”).  Pursuant to a service and technology contract with Shanghai Mopietek Information Technology Co., Ltd., a company organized under the laws of the PRC (“Mopietek”), Molong effectively manages and controls Mopie Tech.  On or about August 22, 2007, Tan Kee Chen, an individual and the sole shareholder of Luckybull, agreed to enter into a Sale and Purchase Agreement with Enzer Corporation Limited, a Republic of Singapore corporation (“Enzer”), whereby Mr. Chen would sell the entire paid-up share capital of Luckybull to Enzer in exchange for $20,000,000 Singapore Dollars (“S$”) and S$10,000,000 worth of ordinary shares in the share capital of Enzer.  This Sale and Purchase Agreement was never finalized or consummated, and the agreement was subsequently amended by the Supplemental Agreement, as described below.

December 2007, Mopie entered into a Stock Purchase Agreement with Luckybull and its shareholder, whereby the Company acquired 100% of the issued and outstanding shares of Luckybull in exchange for a Convertible Promissory Note (the “Luckybull Note”) in the aggregate amount of $30,000,000 Singapore Dollars with the Luckybull shareholders named as the payee.  The Luckybull Note is payable within 180 days of the closing of the Stock Purchase Agreement, or, in the event the Note is not paid within 180 days of the closing, the Luckybull shareholders would receive 22,500,000 shares in the Company (which was subsequently amended to provide for the issuance of 4,500,000 shares), representing 90% of the Company’s outstanding shares.  Closing of this Stock Purchase Agreement was delayed, and subsequently the parties to the agreement entered into another agreement to reconfirm the terms and amend certain provisions of the Stock Purchase Agreement, as described below.

In or about February 2008, Tan Kee Chen and Enzer negotiated a Supplemental Agreement that amended the terms of the Sale and Purchase Agreement entered into on or about August 22, 2007.  Pursuant to the Supplemental Agreement, Mr. Tan would sell Enzer up to ninety percent (90%) of the entire issued and paid-up capital of the Company held by Mr. Chen, at such time as certain prerequisites occur, which include, but are not limited to (a) the Company being listed on the Over-the-Counter-Bulletin Board; (b) Enzer’s shareholders approving the Supplemental Agreement; and (c) that a bond subscription agreement dated November 9, 2007, entered into between Enzer and D.B. Zwirn Mauritius Trading No. 3 Limited, must be completed.  Enzer was to pay the same consideration for the 90% of share capital of the Company held by Mr. Chen as it was contracted to pay in the prior Sale and Purchase Agreement--S$20,000,000 and S$10,000,000 worth of ordinary shares in the share capital of Enzer.

In February 2008, the Company sold 430,000 shares of its ordinary shares to 43 offshore investors for $43,000 or $0.10 per share.  In or around July 2008, each of the investors agreed pursuant to Agreements to Amend Subscription Agreement In Mopie (BVI) Limited, to accept one-fifth (1/5) as many shares as contemplated by their original subscription agreement, and as a result, the investors were issued 86,000 ordinary shares in consideration for $43,000 or $0.50 per share.

On or about July 14, 2008, Mopie, Luckybull and its sole shareholder, Tan Kee Chen, entered into an Agreement to Reconfirm and Amend Stock Purchase Agreement Between Mopie (BVI) Limited and Luckybull Limited (the “Reconfirmation Agreement”).  The Reconfirmation Agreement had an effective date of December 31, 2007 and provided that all terms and conditions of the Stock Purchase Agreement and the Luckybull Note are in full force and effect, and binding upon the parties to the agreement, subject to the following amendments.  The Reconfirmation Agreement amended the Stock Purchase Agreement and Luckybull Note to provide that Mr. Chen will receive 4,500,000 shares of the Company’s common stock, in lieu of the 22,500,000 shares originally provided for in the Stock Purchase Agreement.  Also pursuant to the Reconfirmation Agreement, the Luckybull Note automatically converted into the 4,500,000 shares of common stock.

In August 2008, with an effective date of November 29, 2007, the Company entered into a Consulting Agreement with Private Capital Group (BVI) Limited (“PCG”), which holds 500,000 shares of the Company’s common stock; pursuant to which PCG agreed to perform consulting services for the Company in connection with the Company’s business, public listing and general business strategy moving forward.  Pursuant to the terms of the Consulting Agreement, the Company agreed to pay PCG a monthly consulting fee, beginning on August 1, 2008, equal to $2,500 per month, increasing to $7,500 per month in the event the Company completes any transaction over $2,000,000, and the Company agreed to pay PCG $200,000 upon the Company obtaining a listing on the Over-The-Counter Bulletin Board. In connection with and pursuant to the Consulting Agreement, PCG agreed to cancel 300,000 of the 800,000 shares of common stock which it was issued in November 2007 in consideration for services rendered to the Company in connection with the Company’s formation, effective as of November 29, 2007, in consideration for the Company agreeing to the terms of the Consulting Agreement.  The Consulting Agreement is in effect for a term of three years, ending on July 31, 2011.  The Consulting Agreement can be terminated by the Company at any time due to PCG’s gross negligence or willful misconduct, by PCG at any time upon the Company’s gross negligence or willful misconduct and/or upon the mutual consent of the parties.

In August 2008, we entered into an Amended and Restated Stock Purchase Agreement, which made certain clerical and non-material amendments to the December 2007 Stock Purchase Agreement in connection with British Virgin Islands law.

THE OFFERING

Ordinary Shares to be Resold…	86,000 Ordinary Shares

Ordinary Shares Outstanding Prior
to the Offering	5,086,000 Shares

Ordinary Shares Outstanding Subsequent
to the Offering	5,086,000 Shares

Use of Proceeds	We will not receive any proceeds from the shares offered by the Selling Stockholders. See "Use of Proceeds."

Offering Price
The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares will be sold by the Selling Stockholders prior to us becoming a publicly traded company, at which time the Selling Stockholders will sell shares based on the market price of such shares. We are not selling any Ordinary Shares, and are only registering the re-sale of Ordinary Shares previously sold by us.

No Market
There has not been any market for our securities in the U.S. or any foreign markets in the past, and no market currently exists for our securities in the U.S. or in any foreign markets.  No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

Risk Factors	The securities offered hereby involve a high degree of risk. See "Risk Factors," below.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary financial data in conjunction with our consolidated financial statements and the related notes, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document.  Our financial statements are reported in United States dollars and presented in accordance with accounting principles generally accepted in the United States of America.  The financial reports mentioned above have all been audited by Li & Company, PC.

When we refer to "U.S. dollars," "US$" and "$" in this document, we are referring to United States dollars, the legal currency of the United States.

SUMMARY BALANCE SHEET

	December 31, 2007	December 31, 2006
ASSETS
CURRENT ASSETS:
Cash	$114,792	$856,806
Restricted cash	27,418
Accounts receivable, net of allowance for doubtful accounts	41,850	85,667
of $87,706 and $0
Due from related parties	157,292	185,208
Prepayments and other current assets	33,956	20,706

Total Current Assets	375,307	1,148,387

PROPERTY AND EQUIPMENT, net	122,604	97,083

SECURITY DEPOSIT	12,612	9,062

Total Assets	$510,524	$1,254,532

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,339	$-
Accrued expenses and other current liabilities	62,867	48,592

Total Current Liabilities	87,206	48,592

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value, 10,000,000 shares authorized,
5,000,000 shares issued and outstanding	1,208,240	1,208,240
Additional paid-in capital	150,000	150,000
Accumulated deficit	(1,019,291)	(188,066)
Accumulated other comprehensive income:
Foreign currency translation gain	84,369	35,766

Total Stockholders' Equity	423,318	1,205,940

Total Liabilities and Stockholders' Equity	$510,524	$1,254,532

SUMMARY COMBINED AND CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	December 31, 2007	December 31, 2006	December 31, 2005

NET REVENUES	$793,991	$3,676,547	$360,550

Total operating expenses	1,620,592	2,618,159	1,498,178

INCOME (LOSS) FROM OPERATIONS	(826,601)	1,058,388	(1,137,628)

Total other (income) expense, net	4,624	1,092	(739)

NET INCOME (LOSS)	(831,225)	1,057,296	(1,136,889)

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	48,603	25,094	10,672

COMPREHENSIVE INCOME (LOSS)	$(782,622)	$1,082,390	$(1,126,217)

Risk Factors

The Company is subject to a number of risks and uncertainties.  If any of the following risks occur, our business, results of operations and financial condition would likely suffer.  In any such events, the market price of our Ordinary Shares could decline and you may lose all or part of your investment in our Ordinary Shares.

Risks Related to Our Contractual Relationships with China Mobile, China Unicom, and Other Business Partners

OUR BUSINESS DEPENDS ON CONTRACTS WITH CHINA MOBILE AND CHINA UNICOM, AND THESE CONTRACTS COULD BE TERMINATED IN THE FUTURE.

We offer our wireless value-added services to consumers through the two mobile phone operators in China, China Mobile and China Unicom, which service nearly all of China’s approximately 430 million mobile phone subscribers.  Our services are provided pursuant to contracts we have with the provincial or local affiliates of China Mobile and with China Unicom. Each of these contracts is non-exclusive, and has a limited term (generally one or two years). We usually renew these contracts or enter into new ones when the prior contracts expire, but on occasion the renewal or new contract can be delayed by periods of one month or more. The terms of these contracts vary, but the operators are generally entitled to terminate them in advance for a variety of reasons or, in some cases, for no reason, in their sole discretion. For example, several of our contracts with the mobile operators can be terminated if:

•	we fail to achieve performance standards which are established by the applicable operator from time to time,

•
we breach our obligations under the contracts, which include, in many cases, the obligation not to deliver content that violates the operator’s policies and applicable law, and exclusivity provisions prohibiting us from offering services which are the same as the services we provide to any other telecommunications service providers,

•	the operator receives high levels of customer complaints about our services, or

•	the operator sends us written notice that it wishes to terminate the contract at the end of the applicable notice period.

We depend on China Mobile and China Unicom for delivery of our services, and the termination of our various contracts with either of them or their provincial or local affiliates could materially and adversely impact our business, and/or cause the value of our securities to become devalued or worthless.

OUR BUSINESS DEPENDS ON CONTRACTS WITH CHINA MOBILE AND CHINA UNICOM, AND THESE CONTRACTS COULD BE ALTERED IN THE FUTURE

We may also be compelled to alter our arrangements with China Mobile and China Unicom in ways which adversely affect our business in the future. China Mobile and China Unicom have unilaterally changed their policies as applied to third party service providers in the past, and may do so again in the future. For example, China Mobile banned all cooperative arrangements known as ‘‘SMS Website Unions’’ in July 2003, effectively precluding large service providers from aggregating unregistered web sites and utilizing China Mobile’s billing platform to gather fees for these services. In August 2003, China Mobile further banned service providers from using its network to charge customers for services which were deemed by it to be not purely wireless services. Although we were not engaged in these activities and, therefore, these particular policy changes did not impact our business, we may not be able to adequately respond to negative developments in our contractual relationships with China Mobile and China Unicom in the future because we are not able to predict such unilateral policy changes.  If this were to happen, the value of our securities could become devalued or become worthless.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF CHINA MOBILE OR CHINA UNICOM OR BOTH BEGIN PROVIDING THEIR OWN WIRELESS VALUE-ADDED SERVICES.

Our business may be adversely affected if China Mobile or China Unicom or both decide to begin providing their own wireless value-added services to mobile phone users. In that case, we would not only face enhanced competition, but could be partially or fully denied access to their networks.  Lack of access to their networks would have a materially adverse effect on our business, and could cause us to curtail and/or abandon our business operations, which could cause the value of our securities to become worthless.

WE HAVE COMMITTED TO PROVIDE A SUBSTANTIAL AMOUNT OF MONEY TO PRIVATE CAPITAL GROUP (BVI) LIMITED PURSUANT TO THE TERMS OF A CONSULTING AGREEMENT.

In August 2008, with an effective date of November 29, 2007, the Company entered into a Consulting Agreement with Private Capital Group (BVI) Limited (“PCG”, which holds 500,000 shares of our common stock), pursuant to which PCG agreed to perform consulting services for the Company in connection with the Company’s business, public listing and general business strategy moving forward.  Pursuant to the terms of the Consulting Agreement, the Company agreed to pay PCG a monthly consulting fee, beginning on August 1, 2008, equal to $2,500 per month, increasing to $7,500 per month in the event the Company completes any transaction over $2,000,000, and the Company agreed to pay PCG $200,000 upon the Company obtaining a listing on the Over-The-Counter Bulletin Board. The Consulting Agreement is in effect for a term of three years, ending on July 31, 2011.  As a result, the Company has committed to paying PCG a significant amount of monthly consulting fees and/ a significant listing fee, assuming the Company’s listing on the Over-The-Counter Bulletin Board.  The Company may not have sufficient capital to expand its operations and/or pay its ongoing liabilities following the payment of the required fees to PCG.

 WE DEPEND ON CHINA MOBILE AND CHINA UNICOM TO PAY US FEES AND MAINTAIN ACCURATE RECORDS OF THOSE FEES.

We depend on China Mobile and China Unicom to maintain accurate records of the fees paid by users and their willingness to pay us. Specifically, the mobile operators provide us with monthly statements that do not provide itemized information regarding which of our services are being paid for; further, the monthly statements do not contain revenue and billing and transmission failure information on a service-by-service basis.  As a result, monthly statements that we have received from the mobile operators cannot be reconciled to our own internal records.  In addition, we have only limited means to independently verify the information provided to us in this regard because we do not have access to the mobile operators’ internal records. Our business and results of operation could be adversely affected if these mobile phone companies miscalculate the revenue generated from our services and our portion of that revenue.

OUR REVENUES AND COST OF SERVICES ARE AFFECTED BY BILLING AND TRANSMISSION FAILURES WHICH ARE OFTEN BEYOND OUR CONTROL.

We do not collect fees for our services from China Mobile and China Unicom in a number of circumstances, including if:

•
the delivery of our service to a customer is prevented because his or her phone is turned off for an extended period of time, the customer’s prepaid phone card has run out of value or the customer has ceased to be a customer of the applicable operator,

•	China Mobile or China Unicom experiences technical problems with its network which prevents the delivery of our services to the customer,

•	we experience technical problems with our technology platform that prevents delivery of our services, or

•	the customer refuses to pay for our service due to quality issues or other problems

These situations are known in the industry as billing and transmission failures, and we do not recognize any revenue for services which are characterized as billing and transmission failures. The failure rate can vary among the operators, and by province, and also has fluctuated significantly in the past, for example, ranging on a monthly basis from 3.6% to 81.4% of the total billable messages which are reflected in our internal records during 2003.  The current failure rate for our text messages is only around 3% however.  Billing and transmission failures therefore will significantly lower the revenue we record. We are also required to pay some of our content providers a percentage of the revenue received from or confirmed by the mobile operators with respect to services incorporating the content providers’ products. In calculating the fees payable to these providers, we make estimates to take into account billing and transmission failures which may have been applicable to the services incorporating the providers’ products, and reduce the fees payable by us accordingly. Nonetheless, as estimates involve making assumptions which may prove inaccurate, we have in the past paid, and may continue to pay, such providers fees which are disproportionate to what we have been paid for the relevant service.  Additionally, if in the future, the number of billing and transmission failures are significant, our revenues could be adversely affected, which could cause the value of our securities, if any, to decrease in value or become worthless.

BECAUSE CHINA MOBILE AND CHINA UNICOM DO NOT SUPPLY US WITH REVENUE AND TRANSMISSION INFORMATION ON A SERVICE-BY-SERVICE BASIS, WE CAN ONLY ESTIMATE OUR ACTUAL GROSS REVENUE AND OUR COST OF SERVICES BY SERVICE TYPE AND WHICH OF OUR SERVICES ARE OR MAY BE PROFITABLE, ALL OF WHICH MAKE IT DIFFICULT TO ANALYZE THE FACTORS AFFECTING OUR FINANCIAL PERFORMANCE.

China Mobile’s and China Unicom’s monthly statements to service providers regarding the services provided through their networks currently do not contain revenue and billing and transmission failure information on a service-by-service basis. Although we maintain our own records reporting the services provided, we can only estimate our actual gross revenue and cost of services by service type because we are unable to confirm which services were transmitted but resulted in billing and transmission failures. As a result, we are not able to definitively calculate and monitor service-by-service revenue, margins and other financial information, such as average revenue per user by service and total revenue per user by service, and we also cannot definitively determine which of our services are or may be profitable.

CHINA MOBILE AND CHINA UNICOM MAY IMPOSE HIGHER SERVICE OR NETWORK FEES ON US IF WE ARE UNABLE TO SATISFY CUSTOMER USAGE AND OTHER PERFORMANCE CRITERIA.

Fees for our wireless value-added services are charged on a monthly subscription or per use basis. Based on our contractual arrangements, we rely on China Mobile and China Unicom for both billing of, and collection from, mobile phone users of fees for our services.  China Mobile and China Unicom generally charge us service fees of 15% and 12%, respectively, of the revenues generated by our services.  To the extent that the number of messages sent by us over China Mobile’s network exceeds the number of messages our customers send to us, we must pay per message network fees, which decrease in several provinces as the volume of customer usage of our services increases.  The number of messages sent by us will exceed those sent by our users, for example, if a user sends us a single message to order a game, we in turn must send that user several messages to confirm his or her order and deliver the game itself.

Our service fees for China Unicom could also rise if we fail to meet certain customer usage, revenue and other performance criteria. We cannot be certain that we will be able to satisfy these criteria in the future or that the mobile operators will keep the criteria at their current levels. Any increase in China Mobile’s or China Unicom’s network fees and service charges could reduce our gross margins.

CHINA MOBILE AND CHINA UNICOM MAY NOT AUTHORIZE OUR SERVICES TO BE OFFERED ON THEIR NETWORKS IF WE FAIL TO ACHIEVE MINIMUM CUSTOMER USAGE, REVENUE AND OTHER CRITERIA.

Our business could be adversely affected if we fail to achieve minimum customer usage, revenue and other criteria imposed or revised by China Mobile and China Unicom at their discretion from time to time.  China Mobile and China Unicom, through their provincial and local offices, have historically preferred to work only with a small group of the best performing wireless value-added service providers.  The performance factors are based upon the uniqueness of the service offered by each provider, total number of users, usage and revenue generated in the applicable province or municipality, the rate of customer complaints, and marketing expenditures in the applicable province or municipality.

THE SERVICES WE OFFER AND THE PRICES WE CHARGE ARE SUBJECT TO PRIOR APPROVAL BY CHINA MOBILE AND CHINA UNICOM, AND IF REQUESTED APPROVALS ARE NOT GRANTED IN A TIMELY MANNER, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

We must obtain prior approval from China Mobile and China Unicom with respect to each service that we propose to offer to their customers and the pricing for such service. In addition, any changes in the pricing of our existing services must be approved in advance by these operators. There can be no assurance that such approvals will be granted in a timely manner or at all. Moreover, under some of our contracts with the operators, we cannot change prices more than once every six months or charge prices outside of a fixed range. Failure to obtain, or a delay in, obtaining such approvals could place us at a competitive disadvantage in the market and adversely affect our revenues and results of operations.

IF THE CHINESE GOVERNMENT GRANTS WIRELESS LICENSES TO NEW PROVIDERS, WE MAY NOT BE ABLE TO DEVELOP COOPERATIVE RELATIONSHIPS WITH THESE PARTIES.

The Chinese government recently granted licenses to offer wireless services in China to China Netcom Corporation Ltd. (“China Netcom”) and China Netcom Corporation Ltd. (“China Netcom”).  Its is also possible that the Chinese government may grant additional licenses to other parties in the future. We have not yet developed close business relationships with those parties as we have done with the existing mobile operators, China Mobile and China Unicom. As a result, if China Telecom and China Netcom become successful in the market and we are unable to develop cooperative relationships with them, our business could be adversely affected if they take market share for wireless value-added services away from China Mobile and China Unicom. It is also possible that China Telecom, China Netcom and any other parties receiving wireless licenses may decide to offer wireless value-added services created by themselves, rather than by third party service providers such as our company. In that case, we would be in direct competition with those operators, and our business could be adversely affected if we are not able to compete effectively against them.  As a result, we may be forced to curtail or abandon our current operations, and any investment in the Company may become worthless.

Additional Risks Related to Our Company

WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS PLAN AND BUSINESS ACTIVITIES WITHOUT ADDITIONAL FINANCING.

We depend to a great degree on the ability to attract external financing. The Company anticipates the need for approximately $1,200,000 of additional funding to support its current operations and pay its ongoing expenses for the next twelve months and will require an additional $3,800,000 of funding to expand its operations and technology in China and for additional research and development.  After this Registration Statement is declared effective by the Commission, the Company plans to take steps to raise additional funding through the sale of debt or equity securities, of which there can be no assurance.  In the event the Company is unable to raise the additional capital described above, it will likely be forced to curtail its operations and expansion plans, and if necessary, the Company believes it can continue its operations without additional funding at a reduced level for approximately six to nine months.  If we are unable to raise the additional funds required for our business activities in the future, we may be forced to abandon our current business plan.  If you invest in us and we are unable to raise the required funds, your investment could become worthless.

WE OPERATE IN A RAPIDLY EVOLVING INDUSTRY, WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO EVALUATE OUR BUSINESS.

We began offering wireless value-added services commercially in China in 2004, and since that time, the technologies and services used in the wireless value-added services industry in China have developed rapidly. As a result of this rapid and continual change in our industry, you should consider our prospects in light of the risks and difficulties frequently encountered by companies in an early stage of development. These risks include our ability to:

•	attract and retain users for our wireless value-added services,

•	expand the content and services that we offer and, in particular, develop and aggregate innovative new content and service offerings,

•	respond effectively to rapidly evolving competitive and market dynamics and address the effects of mergers and acquisitions among our competitors,

•	migrate existing users to subscription-based offerings in order to build a large and stable user base and generate recurring revenue,

•	maintain, expand and enhance our relationships with international media companies and other strategic partners, and

•	increase awareness of our brand and user loyalty.

Due to these factors, there can be no certainty that we will be able to maintain or increase our current share of the highly competitive market in which we operate in the future.

SEVERAL OF OUR SENIOR MANAGERS HAVE WORKED TOGETHER FOR A RELATIVELY SHORT PERIOD OF TIME, AND THEY MAY NOT PROVE AS EFFECTIVE AS ANTICIPATED.

Several of our senior managers, including our Chief Executive Officer, Chief Operating Officer and Chief Technology Officer, joined our company in mid 2007 and, accordingly, have worked together at our company for a relatively short period of time. Due to the fact that these managers joined our company only recently and have relatively limited experience working with each other, it is difficult to predict how successful they will be, and our management team may not be as effective as anticipated. Our business strategy may not be realized to its full extent and our business may suffer if these senior managers cannot work together as a team.

THE SUCCESS OF SOME OF OUR SERVICES IS SIGNIFICANTLY DEPENDENT ON OUR ABILITY TO OBTAIN, CUSTOMIZE AND LOCALIZE DESIRABLE CONTENT AND TECHNOLOGY FROM THIRD PARTIES.

We are increasingly obtaining much of our content, including wireless games, logos, music, news and other information, from third parties. Furthermore, we expect that we will license technology in connection with our development of next generation services such as multimedia messaging service (“MMS”) and JAVA in the future. As the market for wireless value-added services develops, content and technology providers may attempt to increase their profits from these distribution and localization arrangements by demanding a greater share of revenue or other fees, which would adversely affect our financial performance. Many of our arrangements with content and technology providers are non-exclusive, short-term and subject to renewal. If our competitors are able to provide such content in a similar or superior manner or to license the same technologies, it could adversely affect the popularity of our services and our negotiating leverage with third party providers.  As a result, the value of our securities could decline in value and/or become worthless.

WE DEPEND ON KEY PERSONNEL FOR THE SUCCESS OF OUR BUSINESS, AND OUR BUSINESS MAY BE SEVERELY DISRUPTED IF WE LOSE THE SERVICES OF OUR KEY EXECUTIVES AND EMPLOYEES OR FAIL TO ADD NEW SENIOR AND MIDDLE MANAGERS.

Our future success is heavily dependent upon the continued service of our key executives and our ability to attract and retain qualified senior and middle managers to our management team. If one or more of our current or future key executives and employees are unable or unwilling to continue in their present positions, we may not be able to easily replace them, and our business may be severely disrupted. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose customers and suppliers and incur additional expenses to recruit and train personnel. Each of our executive officers has entered into an employment agreement and a confidentiality, non-competition and non-solicitation agreement with us. We do not maintain key-man life insurance for any of our key executives.

We also rely on a number of key technology staff for the operation of our company. Given the competitive nature of our industry, the risk of key technology staff leaving our company is high and could disrupt our operations.

RAPID GROWTH AND A RAPIDLY CHANGING OPERATING ENVIRONMENT STRAIN OUR LIMITED RESOURCES.

We have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve. As our user base increases, we will need to increase our investment in our technology infrastructure, facilities and other areas of operations, in particular our product development, customer service and sales and marketing which are important to our future success. If we are unable to manage our growth and expansion effectively, the quality of our services and our customer support could deteriorate and our business may suffer. For example, any such performance issue could prompt China Mobile, China Unicom or both to cease offering our services over their networks. Our future success will depend on, among other things, our ability to:

•	develop and quickly introduce new services, adapt our existing services and maintain and improve the quality of all of our services, particularly as new mobile technologies such as 3G are introduced,

•	effectively maintain our relationships with China Mobile and China Unicom,

•	expand the percentage of our revenues which are recurring and are derived from monthly subscription based services,

•	enter into and maintain relationships with desirable content providers,

•
continue training, motivating and retaining our existing employees and attract and integrate new employees, including our senior management, most of whom have been with our company for less than one year,

•	develop and improve our operational, financial, accounting and other internal systems and controls, and

•	maintain adequate controls and procedures to ensure that our periodic public disclosure under applicable laws, including U.S. securities laws, is complete and accurate.

ANY FAILURES OF THE MOBILE TELECOMMUNICATIONS NETWORK, THE INTERNET OR OUR TECHNOLOGY PLATFORM MAY REDUCE USE OF OUR SERVICES.

Both the continual accessibility of China Mobile’s and China Unicom’s mobile networks and the performance and reliability of China’s Internet infrastructure are critical to our ability to attract and retain users. Moreover, our business depends on our ability to maintain the satisfactory performance, reliability and availability of our technology platform. The servers which constitute the principal system hardware for our operations are located in Shanghai and Beijing, China. We maintain backup system hardware in our offices in Shanghai, but cannot be certain such backup will be adequate if there are problems with our primary system hardware. Any server interruptions, break-downs or system failures, including failures caused by sustained power shutdowns, floods or fire causing loss or corruption of data or malfunctions of software or hardware equipment, or other events outside our control that could result in a sustained shutdown of all or a material portion of the mobile networks, the Internet or our technology platform, could adversely impact our ability to provide our services to users and decrease our revenues.

IF OUR EXCLUSIVE PROVIDERS OF BANDWIDTH AND SERVER CUSTODY SERVICE FAIL TO PROVIDE THESE SERVICES OR INCREASES THEIR PRICES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

We rely on affiliates of Chine Mobile, China Unicom, China Telecom, China Netcom, and any other wireless providers that the Chinese government may approve in the future, to provide us with bandwidth and server custody service for our services pursuant to contracts which have one-year terms, in the case of China Mobile, or are terminable at the discretion of either party, in the case of China Netcom, and are usually in the standard forms of the respective service provider.  Currently, the Company only has such agreements with affiliates of China Mobile, but could potentially enter into such agreements with other providers in the future. If China Mobile or its respective affiliates fail to provide such services, it may be difficult, if not impossible, to find a substitute provider on a timely basis or at all. In addition, we have no control over the costs of the services provided by China Mobile or any other providers. If China Mobile or its respective affiliates fail to provide these services or raise their prices, our business could be adversely affected.

OUR CORPORATE STRUCTURE COULD BE DEEMED TO BE IN VIOLATION OF CURRENT OR FUTURE CHINESE LAWS AND REGULATIONS WHICH COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

In connection with China’s entry into the World Trade Organization (“WTO”), foreign investment in telecommunications and Internet services in China was liberalized to allow for 30.0% foreign ownership in value-added telecommunication and Internet services in 2002, 49.0% in 2003 and 50.0% thereafter.

According to the Catalogue of Industries for Guiding Foreign Investment (Revised 2007) and laws relevant thereto, the telecom industries belong to restricted categories, and any foreign investment in this category should obtain the authority’s approval in advance. Although Mopie Tech is a wholly owned PRC domestic company, Molong may control it or some of its actions through arrangements without any prior authority’s approval. However, there are substantial uncertainties regarding the interpretation and application of current or future relevant PRC laws and regulations, and such arrangements may be regarded as elusion actions against the industrial regulations, and then be judged void and unenforceable.

The Agreements provide that Molong will act as the exclusive provider of certain technical and management consulting services to Mopietek. Article 41 of the PRC Enterprise Income Tax Law (“EIT Law”) stipulates that “where the income or the taxable income is reduced by the enterprise’s associated business violating the independent business principle, the tax authority shall have the power to make adjustment(s) to such business”. Since Molong and Mopietek may be deemed as associated enterprises under Article 41 of the EIT Law, if the service fees and consideration set forth in the Agreements should be reviewed by local tax authorities, adjustments may be made to such service fees and consideration.

WE ENGAGE IN BROAD DISTRIBUTIONS OF SHORT MESSAGE SERVICE MESSAGES TO CHINA MOBILE’S AND CHINA UNICOM’S CUSTOMERS TO PROMOTE OUR SERVICES, AND ANY LIMITATIONS ON SUCH DISTRIBUTIONS COULD ADVERSELY AFFECT THE MARKETING OF OUR SERVICES AND OUR REVENUES.

One of our marketing activities which has been relatively successful is broad distributions of Short Message Services (“SMS”) messages to China Mobile’s and China Unicom’s customers, known as ‘‘SMS pushes.’’ The number and content of SMS pushes we are able to distribute is already subject to limitations by the mobile operators, including, for example, a requirement that the SMS pushes can only be distributed to SMS users who have used services which are the same or similar to those promoted in the push. In addition, the Shanghai municipal government has issued a provisional regulation prohibiting SMS pushes to users who have not consented to receiving SMS pushes. If the operators’ customers find continuing SMS pushes to be a nuisance, they may complain to the operators, which may in turn impose further limitations on, or even ban, SMS pushes. Furthermore, the Chinese government may further impose specific regulations that limit or prohibit SMS pushes. Any limitations or prohibitions on our ability to market via SMS pushes could adversely affect the marketing of our services, our ability to attract and retain customers and thus our revenues, which could in turn cause the value of our securities, if any, to decline in value.

COMPUTER VIRUSES AND HACKING MAY CAUSE DELAYS OR INTERRUPTIONS ON OUR SYSTEMS AND MAY REDUCE USE OF OUR SERVICES AND HARM OUR REPUTATION.

Computer viruses and hacking may cause delays or other service interruptions on our systems. ‘‘Hacking’’ involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. In addition, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability. We may be required to expend significant capital and other resources to protect our systems against the threat of such computer viruses and hacking and to rectify any damage to our systems. Moreover, if a computer virus or hacking which affects our systems is highly publicized, our reputation could be materially damaged and usage of our services may decrease.

OUR REVENUES FLUCTUATE SIGNIFICANTLY AND MAY ADVERSELY IMPACT THE TRADING PRICE OF OUR SECURITIES, ASSUMING OUR SECURITIES ARE PUBLICLY TRADED IN THE FUTURE.

Our revenues and results of operations have varied in the past and may continue to fluctuate in the future. Many of the factors that cause such fluctuation are outside our control. Steady revenues and results of operations will depend largely on our ability to:

•	attract and retain users in the increasingly competitive wireless value-added services market in China,

•	expand the percentage of our revenues which are recurring and are derived from monthly subscription based services,

•	successfully implement our business strategies, and

•	update and develop our services, technologies and content, including aggregating, customizing and localizing third party technologies and content for the China market.

Because the wireless value-added services industry in China is new and rapidly evolving and our business is also relatively new and has experienced significant volatility in terms of financial results as a result of the factors stated above, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that future fluctuations may cause our results of operations to be below the expectations of market analysts and investors. This could cause the trading price of our securities to decline in value.

WE MAY BE HELD LIABLE FOR INFORMATION DISPLAYED ON OR RETRIEVED FROM OUR SERVICE OFFERINGS.

We may face liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that are provided via our wireless value-added services. For example, we could be subject to defamation claims for messages posted on our services that allow chatting, or SMS news updates sent to users by us could possibly be deemed to contain state secrets in violation of applicable Chinese law. In addition, third parties could assert claims against us for losses incurred in reliance on information distributed by us. If such disputes occur, we may incur significant costs in investigating and defending these claims, even if they do not result in liability.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, AND WE MAY BE EXPOSED TO INFRINGEMENT CLAIMS BY THIRD PARTIES.

Moving forward, we plan on applying for multiple trademarks and copyright certificates in China and/or other jurisdictions.  We will rely on a combination of copyright, trademark and trade secret laws, as well as contractual restrictions on disclosure to protect our intellectual property rights in the future. Our efforts to protect our proprietary rights may not be effective to prevent unauthorized parties from copying or otherwise obtaining and using our technology and content, particularly in China where the laws may not protect our proprietary rights as fully as in the United States. Monitoring unauthorized use of our services is difficult and costly, and we cannot be certain that the steps we take will effectively prevent misappropriation of our technology and content. For example, competitors could copy one or more of our downloadable icons, and we may not become aware of the infringement in a timely manner or at all or be able to take effective action to enforce our rights.

From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. In addition, third parties may initiate litigation against us for alleged infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or content or license the infringed or similar technology or content on a timely basis, our business could suffer. Moreover, even if we are able to license the infringed or similar technology or content, license fees that we pay to licensors could be substantial or uneconomical.  As a result, the value of our securities, if any, could be adversely effected by our ability to protect our intellectual property rights.

WE HAVE LIMITED BUSINESS INSURANCE COVERAGE.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products, and do not, to our knowledge, offer business liability insurance. As a result, we do not have any business liability insurance coverage for our operations. Moreover, while business disruption insurance is available, we have determined that the risks of disruption and cost of the insurance are such that we do not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources.

FUTURE ACQUISITIONS MAY HAVE AN ADVERSE EFFECT ON OUR ABILITY TO MANAGE OUR BUSINESS.

Selective acquisitions form part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional businesses, technologies, services or products which are complementary to our core wireless value-added services business. Future acquisitions and the subsequent integration of new companies into ours would require significant attention from our management, in particular to ensure that the acquisition does not disrupt our relationships with China Mobile and China Unicom, or affect our users’ opinion of our services and customer support and is effectively integrated with our existing operations and wireless value-added services. The diversion of our management’s attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. Future acquisitions would expose us to potential risks, including risks associated with the assimilation of new operations, services and personnel, unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions and potential loss of, or harm to, relationships with employees and content providers as a result of integration of new businesses. Given the sophisticated technologies used in the wireless value-added services industry, the successful, cost-effective integration of other businesses’ technology platforms and services into our own would also be a critical, and highly complex, aspect of any acquisition.

WE MAY BECOME A PASSIVE FOREIGN INVESTMENT COMPANY, WHICH COULD RESULT IN ADVERSE U.S. TAX CONSEQUENCES TO U.S. INVESTORS.

We may be classified as a passive foreign investment company by the United States Internal Revenue Service for U.S. federal income tax purposes. Such characterization could result in adverse U.S. tax consequences to you if you are a U.S. investor. For example, if we are a passive foreign investment company, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to burdensome reporting requirements. The determination of whether or not we are a passive foreign investment company will be made on an annual basis and will depend on the composition of our income and assets, including goodwill, from time to time. Specifically, we will be classified as a passive foreign investment company for U.S. tax purposes if 50.0% or more of our assets, based on an annual quarterly average, are passive assets, or 75.0% or more of our annual gross income is derived from passive assets. We have determined that virtually all of our income for 2003 was active income under the gross income test. However, as cash and cash equivalents (which constitute passive assets for passive foreign investment company testing purposes) have comprised a significant percentage of our assets (based on U.S. GAAP) in the past and are likely to do so following completion of this offering, the determination whether we were a passive foreign investment company in prior years or will be a passive foreign investment company in the future will depend on the valuation of our intangible assets (including goodwill and going concern value) which are not reflected in our financial statements. We did not obtain an appraisal of our intangible assets for passive foreign investment company testing purposes for prior periods, but we believe that the value of these intangibles exceeds the amount of our cash and cash equivalents. Our judgment is not binding on the Internal Revenue Service. In the future, the valuation of our intangible assets will be based, in part, on the then market value of our securities, which is subject to change. We cannot assure you that we will not be a passive foreign investment company for the current or any future taxable year.

Risks Related to Our Industry

OUR ABILITY TO GENERATE REVENUES COULD SUFFER IF THE CHINESE MARKET FOR WIRELESS VALUE-ADDED SERVICES DOES NOT DEVELOP AS ANTICIPATED.

The wireless value-added services market in China has evolved rapidly over the last four years, with the introduction of new services, development of consumer preferences, market entry by new competitors and adaptation of strategies by existing competitors. We expect each of these trends to continue, and we must continue to adapt our strategy to successfully compete in our market.  In particular, we are currently focused on establishing a wide range of wireless value-added services for mobile phone handsets using 2.5G cellular wireless technologies. There can be no assurance, however, that these 2.5G technologies and any services compatible with them will be accepted by consumers or promoted by the mobile operators. Moreover, there are numerous other technologies in varying stages of development, such as third generation mobile technologies, which could radically alter or eliminate the market for SMS or 2.5G services.

Accordingly, it is extremely difficult to accurately predict consumer acceptance and demand for various existing and potential new offerings and services, and the future size, composition and growth of this market. Furthermore, given the limited history and rapidly evolving nature of our market, we cannot predict the price that wireless subscribers will be willing to pay for our services or whether subscribers will have concerns about security, reliability, cost and quality of service associated with wireless services. If acceptance of our wireless value-added services is different than anticipated, our ability to maintain or increase our revenue and profits could be materially and adversely affected.

THE POPULARITY OF OUR SERVICES WHICH OPERATE WITH NEXT GENERATION TECHNOLOGY STANDARDS ARE NECESSARILY DEPENDENT ON THE MARKET PENETRATION OF MOBILE HANDSETS THAT ARE COMPATIBLE WITH THOSE STANDARDS, WHICH IS BEYOND OUR CONTROL.

Mobile phone users can access our Multimedia Messaging Service (“MMS”), Wireless Access Protocol (“WAP”) and other services which operate with next generation technology standards only if they purchase handsets that are compatible with those standards. In particular, handsets that are 2.5G-compatible have historically been significantly more expensive in China than handsets using older technology such as the Global System for Mobile communications (“GSM”). Although the prices of 2.5G-compatible handsets have been dropping rapidly in recent quarters, we cannot be certain whether this trend will continue or the extent to which existing users will be willing to upgrade their mobile phones to obtain the latest technology. The pricing, marketing and other factors which affect the sales of more sophisticated mobile handsets are all outside of our control, and weak sales of mobile handsets for which we have developed services could adversely affect our business.

Risks Associated with Doing Business in China

POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT COULD AFFECT OUR INDUSTRY IN GENERAL AND OUR COMPETITIVE POSITION IN PARTICULAR

Since the establishment of the PRC in 1949, the Communist Party has been the governing political party in China.  The highest bodies of leadership are the Politburo of the Communist Party, the Central Committee and the National People's Congress.  The State Council, which is the highest institution of government administration, reports to the National People's Congress and has under its supervision various commissions, agencies and ministries, including Ministry of Foreign Trade and Economic Co-operation “MOFTEC”.  Since the late 1970s, the Chinese government has been reforming the Chinese economic system.  Reforms have included decollectivization of farms; legalization of interregional and international trade by individuals and businesses; legalization of markets in most goods and services; elimination of price controls; and privatization of some state-owned productive assets.  Reforms began in the farming sector and rural industry, and were later implemented in various service industries.  In the last five years, China has also begun dismantling large state monopolies in heavy industry.

Although the Company believes that economic reform and the macroeconomic measures adopted by the Chinese government have had and will continue to have a positive effect on the economic development in China, there can be no assurance that the economic reform strategy will not from time to time be modified or revised.  Such modifications or revisions, if any, could have a material adverse effect on the overall economic growth of China and investment in the wireless value-added industry in China.  Such developments could reduce, perhaps significantly, the demand for our products and services.  There is no guarantee that the Chinese government will not impose other economic or regulatory controls that would have a material adverse effect on our business.  Furthermore, changes in political, economic and social conditions in China, adjustments in policies of the Chinese government or changes in laws and regulations could adversely affect our industry in general and our competitive position in particular.  Changes in government policies might include increased restrictions on the nature of business activities that foreign-owned enterprises may perform or additional tax/fee/license requirements for foreign-owned enterprise or increased restrictions on the wireless and mobile phone industries, including restrictions on the nature of business activities that these industries may perform.

INFLATION AND CURRENCY MATTERS MAY REDUCE OUR SALES

In recent years, the Chinese economy has experienced periods of rapid growth as well as relatively high rates of inflation, which in turn has resulted in the periodic adoption by the Chinese government of various corrective measures designed to regulate growth and contain inflation.  Since 1993, the Chinese government has implemented an economic program designed to control inflation, which has resulted in the tightening of working capital available to Chinese business enterprises.  The recent Asian financial crisis has resulted in a general reduction in domestic production and sales, and a general tightening of credit, throughout China.

WE MAY SUFFER CURRENCY EXCHANGE LOSSES IF THE RENMINBI DEPRECIATES RELATIVE TO THE UNITED STATES DOLLAR

Our reporting currency is the United States Dollar, and substantially all of our assets and revenues from our activities in China are denominated in Renminbi. Financial statements will decline in value if the Renminbi depreciates relative to the United States Dollar.  Any such depreciation could adversely affect the market price of our Ordinary Shares.  Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations.  To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.  While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all.  In addition, our currency exchange losses may be magnified by Chinese exchange control regulations that restrict our ability to convert Renminbi into United States Dollars.

WE MAY INADVERTENTLY VIOLATE CURRENT OR FUTURE CHINESE LAWS OR REGULATIONS, WHICH COULD POTENTIALLY SUBJECT US TO SEVERE PENALTIES.

The telecommunication laws and regulations in China are evolving and subject to interpretation and will likely change in the near future. Although wireless value-added services are subject to general regulations regarding telecommunication services, our current interpretation is that there are no Chinese laws at the national level explicitly governing wireless value-added services, such as our services related to SMS, MMS and WAP. Many providers of wireless value-added services have obtained various value-added telecommunication services licenses, such as the licenses possessed by our subsidiary, Shanghai Mopietek Information Technology Co., Ltd.. These value-added telecommunication licenses were issued by the local Shanghai Municipal Telecommunications Administration Bureau, and they may not be sufficient to offer wireless value-added services on a national basis.

If we or our subsidiaries or affiliates are found to be in violation of any existing or future Chinese laws or regulations regarding wireless value-added services or Internet access which is discussed in the following risk factor, the relevant Chinese authorities have the power to, among other things:

•	levy fines;

•	confiscate our income or the income of our subsidiaries and affiliates;

•	revoke our business license or the business license of our subsidiaries and affiliates;

•	shut down our servers or the servers of our subsidiaries and affiliates and/or block any Websites that we operate; and

•	require us to discontinue any portion or all of our wireless value-added services business.

The regulation of Internet Website operators is also unclear in China, and our business could be adversely affected if we are deemed to have violated applicable laws and regulations.

THE CHINESE GOVERNMENT, CHINA MOBILE OR CHINA UNICOM MAY PREVENT US FROM DISTRIBUTING CERTAIN CONTENT, AND WE MAY BE SUBJECT TO LIABILITY FOR CONTENT THAT THEY BELIEVE IS INAPPROPRIATE.

China has enacted regulations governing telecommunication service providers, Internet access and the distribution of news and other information. In the past, the Chinese government has stopped the distribution of information over the Internet that it believes to violate Chinese law, including content that is obscene, incites violence, endangers national security, is contrary to the national interest or is defamatory. In addition, we may not publish certain news items, such as news relating to national security, without permission from the Chinese government. Furthermore, the Ministry of Public Security has the authority to cause any local Internet service provider to block any Web site maintained outside China at its sole discretion.

China Mobile and China Unicom also have their own policies regarding the distribution of inappropriate content by wireless value-added service providers and have recently punished certain providers for distributing content deemed by them to be obscene. Such punishments have included censoring of content, delays in payments of fees by the mobile operators to the offending service provider, forfeiture of fees owed by the mobile operators to the offending service provider and suspension of the service on the mobile operators’ networks. Accordingly, even if we comply with Chinese governmental regulations relating to licensing and foreign investment prohibitions, if the Chinese government, China Mobile or China Unicom were to take any action to limit or prohibit the distribution of information or to limit or regulate any current or future content or services available to users, our revenues could be reduced and our reputation harmed.

Other Risk Factors

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS

We believe that our current cash on hand along with our accounts receivable and recurring sales, will satisfy our working capital requirements for at least the next six (6) months.  After that, we may need to raise additional funds in order to finance our operations.  The Company presumes that corporate growth will be funded both out of positive cash flow and from the sale of equity and/or debt to help generate needed capital.  Insuring that capital is available to increase production, sales and marketing capacity and to provide support materials and training in the market place is essential to success.  We cannot assure you that financing will be available on terms favorable to us, or at all.  If adequate funds are not available on acceptable terms, we may be forced to curtail or cease our operations.  Even if we are able to continue our operations, the failure to obtain financing could have a substantial adverse effect on our business and financial results.

RISK OF CONTINUED HISTORY OF LOSSES

The Company has had a history of losses and there is no assurance that it can reach profitability in the future.  We had a net loss of $831,225 for the year ending December 31, 2007, and an accumulated deficit of $1,019,291 as of December 31, 2007.  The Company will require significant additional funding to meet its business objectives.  The Company anticipates the need for approximately $1,200,000 of additional funding to support its current operations and pay its ongoing expenses for the next twelve months (but believes that it can support its operations for approximately the next six months with its current funds on hand and revenues) and will require an additional $3,800,000 of funding to expand its operations and technology in China and for additional research and development.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast doubt on the Company’s ability to continue as a going concern, such as those described in Note 3 to the consolidated financial statements. Our financial statements do not include any adjustments that might result from the outcome of that uncertainty.  The auditors’ report to the shareholders dated August 1, 2008, is expressed in accordance with United States reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

YOU MAY EXPERIENCE DIFFICULTY SELLING OUR SHARES DUE TO THE LACK OF PUBLIC MARKET FOR OUR COMMON SHARES

Prior to this Prospectus, there has been no public trading market for our common shares in the U.S.  Upon the registration statement becoming effective, the common shares will not be listed on a national securities exchange, Nasdaq, or on the Over-The-Counter Bulletin Board (“OTCBB”). Management’s strategy is to list the common shares on the OTCBB as soon as practicable.  However, to date we have not solicited any such securities brokers to become market-makers of our common shares.  There can be no assurance that an active trading market for the common shares will develop or be sustained upon the registration statement becoming effective or that the market price of the common shares will not decline below the initial public trading price.  The initial public trading price will be determined by market makers independent of us.

Upon the registration statement becoming effective, the common shares will not be listed on a national securities exchange, Nasdaq, or on the OTCBB.  Management’s strategy is to list the common shares on the OTCBB as soon as practicable.  However, to date we have not solicited any such securities brokers to become market-makers of our common shares.  The initial public trading price will be determined by market makers independent of us.

OUR PUBLIC TRADING MARKET, IF AND WHEN IT DEVELOPS, WILL LIKELY BE HIGHLY VOLATILE

Prior to this Offering, there has been no public market for our common shares. If a public trading market does develop, the market price of our common shares could fluctuate substantially due to:

•	Quarterly fluctuations in operating results;

•	Announcements of new products or services by us or our competitors;

•	Technological innovations by us or our competitors;

•	General market conditions or market conditions specific to our or our customer’s industries; or

•	Changes in earning estimates or recommendations by analysts.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has at times been instituted against those companies.  If we become subject to securities litigation, we could incur substantial costs and experience a diversion of management’s attention and resources.

OUR CHIEF EXECUTIVE OFFICER EXERCISES MAJORITY VOTING CONTROL OVER US.

Approximately 88.5% of the issued and outstanding common shares of the Company are held by our Chief Executive Officer, Mr. Tan Kee Chen.  As a result, Mr. Chen will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions.

WE INTEND TO APPLY TO BE LISTED ON THE NASD OTC ELECTRONIC BULLETIN BOARD, WHICH CAN BE A VOLATILE MARKET

We intend to apply to have our common shares quoted on the OTCBB, a NASD sponsored and operated quotation system for equity securities.  It is a more limited trading market than the NASDAQ Small Cap Market, and timely, accurate quotations of the price of our common shares may not always be available.  You may expect trading volume to be low in such a market.  Consequently, the activity of only a few shares may affect the market and may result in wide swings in price and in volume.

Once our common shares are listed on the NASD OTCBB, they will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common shares is below $5.00 per share.  Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction.  The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trade involving a stock defined as a penny stock.  Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share.  The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it.  Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

The stock market has experienced significant price and volume fluctuations, and the market prices of companies, have been highly volatile.  Investors may not be able to sell their shares at or above the then current, OTCBB price.  In addition, our results of operations during future fiscal periods might fail to meet the expectations of stock market analysts and investors.  This failure could lead the market price of our common shares to decline.

THERE IS UNCERTAINTY AS TO THE COMPANY’S SHAREHOLDERS’ ABILITY TO ENFORCE CIVIL LIABILITIES BOTH IN AND OUTSIDE OF THE UNITED STATES

The majority of our assets are located outside the United States and are held through companies incorporated under the laws of the British Virgin Islands, and arrangements established in China.  Our current operations are conducted in China.  In addition, all of our directors and officers are nationals and/or residents of countries other than the United States.  Some of the assets of these persons are located outside the United States.  As a result, it may be difficult for shareholders to effect service of process within the United States upon these persons.  In addition, investors may have difficulty enforcing, both in and outside the United States, judgments based upon the civil liability provisions of the securities laws of the United States or any state thereof.

FORWARD-LOOKING STATEMENTS IN THIS FILING MAY NOT BE ACCURATE

Included in this Form F-1 Registration Statement are various forward-looking statements that can be identified by the use of forward looking terminology such as "may", "expect", "anticipate",  "estimate", "continue", "believe", or other similar words.  We have made forward-looking statements with respect to the following, among others:

-	the Company’s goals and strategies;

-	the Company’s ability to obtain licenses/permits to operate in China;

-	the importance and expected growth of wireless value-added services in China;

-	the Company’s revenues;

-	the Company’s potential profitability; and

-	the Company’s need for external capital.

These statements are forward-looking and reflect our current expectations.  They are subject to a number of risks and uncertainties, including but not limited to, changes in the economic and political environments in China, changes in technology and changes in the wireless and mobile phone marketplace.  In light of the many risks and uncertainties surrounding China and the wireless and mobile phone marketplace, prospective purchasers of our shares should keep in mind that we cannot guarantee that the forward-looking statements described in this Form F-1 will transpire.

Information With Respect To The Registrant And The Offering.

IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISORS

Directors
 Table No. 1 lists as of July 15, 2008 the names of the Director of the Company.

Table No. 1
Directors

Name	Age	Date First Elected/Appointed

Tan Kee Chen	30	July 2008

Senior Management
Table No. 2 lists, as of July 15, 2008, the names of the officers of the Company.  The officers serve at the pleasure of the Board of Directors.

Table No. 2
Senior Management

Name	Position	Age	Date of Appointment

Tan Kee Chen	Chief Executive Officer	30	July 2008

Yeo Yinghui	Chief Financial Officer	27	July 2008

Tan Kee Chen was appointed as Chief Executive Officer of the company in July 2008.  Mr. Chen is the founder and Chief Executive Officer of Mobtoon Pte. Ltd., a company which creates mobile phone comics and related content.  Mobtoon was acquired by Activate Interactive Pte. Ltd. in August 2006.  Mobtoon develops MMOG (massive multiplayer online games) on mobile handsets.  Mr. Chen became the head of the China office prior the acquisition. Mr. Chen served as the founder and Managing Director of Clearedge Technology Pte. Ltd. from April 2002 to July 2004.   From April 2001 to February 2002, Mr. Chen served as a developer with Norasprint Pte. Ltd.  Mr. Chen holds a Bachelors degree in computing from the University of Portsmouth and a Diploma in Multimedia System Engineering from Nanyang Polytechnic in Singapore.

Yeo YingHui was appointed as Chief Financial Officer of the Company in July 2008. Mr Yeo was Art Director and co-founder of Tecspace Pte. Ltd, a company providing creative technology and contents prior to his employment by the Company. Mr Yeo was also Creative Producer for Activate Interactive Pte. Ltd and was responsible for conceptualizing and managing key projects. Mr Yeo holds a Bachelors degree in advertising and graphics design of the Charles Sturt University of Australia and Diploma in Digital Media Design from Nanyang Polytechnic Singapore.

Advisors

Not applicable.

Auditors

The Company’s auditors for its financial statements for each of the preceding three years was Li & Company, PC.

EXECUTIVE COMPENSATION

During the last three (3) years, the Company has paid no compensation or granted benefits of any kind to any of the Company’s or its subsidiaries’ executives or directors for services provided in all capacities to the Company or its subsidiaries, other than the Company’s Chief Financial Officer, Yeo Yinghui, who has received S$5,000 per month since joining the Company in November 2007.

Further, the Company and its subsidiaries have not set aside or accrued any funds or other consideration to provide pension, retirement or similar benefits to any of its executives or directors.

FORWARD-LOOKING STATEMENTS

This Prospectus includes forward-looking statements. These forward-looking statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. When our management makes assumptions for such forecasts, it makes them in light of the information it currently has available.

Many of the forward-looking statements are identified by their use of terms and phrases such as "anticipate", "believe", "could", "estimate", expect", "intend", "should", "may", "plan", "potential", "predict", "project" and similar terms and phrases and may include references to assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks described in "Risk Factors" and elsewhere in this Prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our views only as of the date of this Prospectus. We undertake no obligation to update these statements or publicly to release the result of any revisions to these statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

Such forward-looking statements in this Prospectus include, among others, our current intent, belief or expectations regarding the following:

-	The Company’s goals and strategies;

-	The Company’s ability to comply with government regulations in China;

-	The Company’s revenues;

-	The Company’s potential profitability; and

-	The Company’s need for external capital.

Capitalization and Indebtedness

The following table sets forth the capitalization and indebtedness of the Company as of June 30, 2008 in United States dollars.

As of June 30, 2008 (Unaudited)
Indebtedness:

Loans payable	$-
Loans payable – related party	-

Total short-term indebtedness	$-

Long-term debt	$-
Long-term debt – related party	-

Total long-term indebtedness	$-

Total indebtedness	$-

Capitalization:

Common stock, no par value: 10,000,000 shares authorized; 5,086,000 shares issued and outstanding	$1,251,240
Additional paid-in capital	150,000
Accumulated deficit	(1,176,422)
Accumulated other comprehensive income	-
Foreign currency translation gain	106,719

Total capitalization	$331,537

Total capitalization and indebtedness	$331,537

The following table shows our contractual payment obligations under our agreements as of June 30, 2008:

Payments Due By Period
		Less than			More than
	Total	1 year	1-3 years	3-5 years	5 years
Contractual obligations:
Loans payable	-	-	-	-	-

Loans payable – related parties	-	-	-	-	-
Long-term debt	-	-	-	-	-

Long-term debt – related parties	-	-	-	-	-

Capital lease obligations	-	-	-	-	-
Operating lease obligations	107,305	80,477	26,828	-	-

Purchase obligations	-	-	-	-	-
Total	107,305	80,477	26,828	-	-

BUSINESS OVERVIEW

Background

We provide entertainment-oriented wireless value-added services to mobile phone users in China. We specialize in the development, aggregation, marketing and distribution of consumer wireless content and applications for access by China’s estimated 428 million mobile phone users through the two mobile network operators in China, China Mobile and China Unicom. We offer a diverse portfolio of popular, fee based SMS services distributed on the 2.5G mobile technology platform.

Our services include ring tones, multimedia messaging service uses for mobile devices (“MMS”), interactive Short Message Service (“SMS”), adventure, action and trivia games, WAP services (services on a protocol use for internet browsing on mobile devices), such as Wireless Application Protocol (“WAP,” a protocol used for internet browsing on mobile devices) based games and advanced JAVA programming language games, lunar and Western horoscopes, Post Office Protocol (“POP,” a common protocol used for email communication) Messaging, jokes, fan clubs, and event-driven or entertainment news updates. We plan to offer services on the 3G technology platform (3rd generation cell network technology), which include video streaming and animated mobile phone themes.

Leveraging our experience and thorough understanding of the wireless value-added services market in China, our internal team of innovative product developers has consistently developed content, applications and technologies which are popular in the Chinese wireless market. To further enhance and differentiate our services, we have entered into, and will continue to actively pursue, collaborative relationships with domestic and international media companies to customize, localize, market and distribute their content through various wireless technology platforms to Chinese consumers. In addition, all of our services are promoted by our highly localized sales force strategically located in 24 of China’s 32 provinces and municipalities.

Market Overview

Close collaboration with mobile operators. Due to the lack of a developed billing and collection infrastructure in China, wireless service providers in China are highly reliant on the mobile operators for successful transmission, tracking of revenue, customer billing and collection. In addition, because the operators, through their approval powers, control the development of the applicable technology standards and product rollouts, close collaboration with them is critical for maintaining a competitive suite of service offerings.

Importance of local market expertise. Because of the cultural differences and the uniqueness of the wireless platform, Chinese mobile users demand products and services that are localized for the Chinese market and customized for the wireless platform. As a result, a deep local market knowledge and understanding of the different customer preferences are becoming more and more important.

Lack of distribution channel for international branded content. Due to piracy issues and government censorship, international media companies currently do not have a reliable distribution channel for their content in China. As a result, our relationships with trusted and experienced wireless value-added services providers in China offer international media companies a valuable opportunity for reaching the vast user base of China Mobile and China Unicom.

Research and Development, Trademarks, Licenses, and Etc.

The Company has spent $918,810, $1,843,537, and $1,229,486 for the years ended December 31, 2007, December 31, 2006, and December 31, 2005, respectively on research and development over the past three years.  The Company does not have any trademarks, licenses, patents or intellectual property.

Intellectual Property

The Company currently has no active trademark or copyrights licenses.  Moving forward, the Company plans on applying for multiple trademark and copyright licenses in China and other jurisdictions.

Property, Plant and Equipment

Molong Information Technology (Shanghai) Co., Ltd. (“Molong”), a subsidiary of the Company, currently occupies approximately 1,040 square feet of office space at Siping Science Park, i.e., Fudan Science Park at No.1, 2, 4 Lane 127 Guotai Road, Yangpu District, Shanghai.  Molong entered into a three (3) year leasing agreement for the office space on March 10, 2006, whereby Molong pays annual rent of RMB$6,300.

Shanghai Mopietek Information Technology Co., Ltd. (“Mopietek”), a subsidiary of the Company, currently occupies approximately 200 square meters of office space in the Huasheng Building, Room 1506, located at No.1555 Kongjiang Road, Yangpu District, Shanghai.  The term of the lease is from February 1, 2006 to August 1, 2008; Mopietek pays annual rent of RMB$146,000.

Employees

We currently have a total of thirty-six (36) employees, all of which are full-time.

Legal Proceedings

A vendor initiated a breach of contract lawsuit against the Company and the court set aside RMB 200,000 (US $27,418), to satisfy the RMB 167,951 sought by the vendor in connection with the lawsuit on December 22, 2007.  The amount set aside of $27,418 is shown as restricted cash on the Company’s balance sheet with the corresponding accrual for this litigation.

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any litigation or other legal proceedings brought against us, other than the proceeding mentioned above.  We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations, other than the proceeding mentioned above.

PLAN OF OPERATIONS

The Company anticipates the need for approximately $1,200,000 of additional funding to support its current operations and pay its ongoing expenses for the next twelve months and will require an additional $3,800,000 of funding to expand its operations and technology in China and for additional research and development.  After this Registration Statement is declared effective by the Commission, the Company plans to take steps to raise additional funding through the sale of debt or equity securities, of which there can be no assurance.  In the event the Company is unable to raise the additional capital described above, it will likely be forced to curtail its operations and expansion plans, and if necessary, the Company believes it can continue its operations without additional funding at a reduced level for approximately six to nine months.

COMPARISON OF OPERATING RESULTS

YEAR ENDED DECEMBER 31, 2007 COMPARED TO THE YEAR ENDED DECEMBER 31, 2006

We had net revenues of $793,991 for the year ended December 31, 2007, compared to net revenues of $3,676,547 for the year ended December 31, 2006, a decrease in net revenues from the prior period of $2,882,556 or 78.4%. The decrease in net revenues was mainly due to the PRC prohibiting a number of wireless service providers from operating for various reasons during the year ended December 31, 2007, which in turn caused us to have less revenues for the year ended December 31, 2007, compared to the year ended December 31, 2006.  Since the end of the year, the number of wireless service providers has stabilized however.

We had selling expenses of $53,942 for the year ended December 31, 2007, compared to selling expenses of $82,639 for the year ended December 31, 2006, a decrease in selling expenses of $28,697 or 34.7% from the prior period.  The decrease in selling expenses was mainly due to the decrease in our revenues due to the decrease in wireless service providers using our products as described above.

Research and development expenses decreased by $925,357 or 50.2% to $918,180 for the year ended December 31, 2007, compared to research and development expenses of $1,843,537 for the year ended December 31, 2006.  The decrease in research and development expenses is attributable to a reduction in the type of research and development activities and a greater focus on a limited number of activities during the year ended December 31, 2007, compared to the year ended December 31, 2006.

We had general and administrative expenses of $648,470 for the year ended December 31, 2007, compared to general and administrative expenses of $691,983 for the year ended December 31, 2006, a decrease in general and administrative expenses of $43,513 or 6.7% from the prior period.  The decrease in general and administrative expenses was due to the Company downsizing its operations and number of employees in connection with the PRC’s regulatory policies during the year ended December 31, 2007, which, as described above, prohibited a number of wireless service providers from operating, and in turn lowered the demand for the Company’s services during the year ended December 31, 2007, compared to the year ended December 31, 2006.

We had a loss from operations of $826,601 for the year ended December 31, 2007, compared to a gain from operations of $1,058,388 for the year ended December 31, 2006, a decrease in income from operations of $1,884,989 or 178% from the prior period. The decrease in gain from operations was mainly attributable to the $2,882,556 or 78.4% decrease in net revenues offset by the $925,357 or 50.2% decrease in research and development for the year ended December 31, 2007, compared to the prior year.

We had net other expense for the year ended December 31, 2007, of $4,624, compared to net other expense of $1,092 for the year ended December 31, 2006, an increase in net other expenses of $3,532 or 323% from the prior period. The reason for the decrease in net other expenses was a $4,536 or 153% increase in other expense, offset by a $1,004 or 53.6% increase in interest expense for the year ended December 31, 2007, compared to the year ended December 31, 2006.

We had a net loss of $831,225 for the year ended December 31, 2007, compared to net income of $1,057,296 for the year ended December 31, 2006, a decrease in net income of $1,888,521 or 179% from the prior year.  The decrease in net income is attributable to the $1,884,989 or 178% decrease in income from operations for the year ended December 31, 2007 compared to the prior year.

YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

We had net revenues of $3,676,547 for the year ended December 31, 2006, compared to net revenues of $360,550 for the year ended December 31, 2005, an increase in net revenues of $3,315,997 or 920% from the prior period.  The increase in net revenues was mainly due to the fact during the year ended December 31, 2006, the number of wireless service providers and the wireless service industry in general in the PRC increased exponentially compared to the year ended December 31, 2005, which in turn helped increase the Company’s revenues from the prior year, where demand was significantly less.

We had selling expenses of $82,639 for the year ended December 31, 2006, compared to selling expenses of $17,301 for the year ended December 31, 2005, an increase of $65,338 or 378% from the prior period.  The increase in selling expenses was mainly due to our 920% increase in net revenues for the year ended December 31, 2006, compared to the year ended December 31, 2005.

Research and development expenses increased by $614,051 or 50% to $1,843,537 for the year ended December 31, 2006, compared to research and development expenses of $1,229,486 for the year ended December 31, 2005.  This increase in research and development expenses is attributable to increased research and development expenditures by the Company for the year ended December 31, 2006, compared to the year ended December 31, 2005, to try to create new products and services in connection with the increase in the demand for wireless service products in the PRC during the year ended December 31, 2006, compared to the year ended December 31, 2005.

We had general and administrative expenses of $691,983 for the year ended December 31, 2006, compared to general and administrative expenses of $251,391 for the year ended December 31, 2005, an increase in general and administrative expenses of $440,592 or 175% from the prior period.  The increase in general and administrative expenses was due to the Company’s hiring of additional employees during the year ended December 31, 2006, compared to the year ended December 31, 2005, to take advantage of the higher demand for wireless service products during the 2006 fiscal year compared to the 2005 fiscal year.

We had income from operations of $1,058,388 for the year ended December 31, 2006, compared to a loss from operations of $1,137,628 for the year ended December 31, 2005, an increase in income from operations of $2,196,016 or 193% from the prior period. The increase in income from operations was mainly due to the $3,315,997 or 920% increase in net revenue offset by the $614,051 or 50% increase in research and development expenses and the $440,592 or 175% increase in general and administrative expenses.

We had net other expense for the year ended December 31, 2006, of $1,092, compared to net other income of $739 for the year ended December 31, 2005, an increase in net other expense of $1,831 or 248% from the prior period, which decrease is mainly due to a $2,955 increase in other expense to $2,965 for the year ended December 31, 2006, compared to $10 for the year ended December 31, 2005.

We had net income of $1,057,296 for the year ended December 31, 2006, compared to a net loss of $1,136,889 for the year ended December 31, 2005, an increase in net income of $2,194,185 or 193% from the prior period.

LIQUIDITY AND CAPITAL RESOURCES

We had total current assets of $375,308 as of December 31, 2007, which included cash and cash equivalents of $142,210 including restricted cash of $27,418; accounts receivable of $41,850; due from related parties of $157,292; and prepayments and other current assets of $33,956.

We had property and equipment of $122,604 as of December 31, 2007, which mainly consisted of servers, work stations and mobile phones.

We had security deposits of $12,612 as of December 31, 2007.

We had total assets of $510,524 as of December 31, 2007.

We had total liabilities consisting solely of current liabilities of $87,206 as of December 31, 2007, which included $24,339 of accounts payable and $62,867 of accrued expense and other current liabilities.

We had working capital of $288,102 and an accumulated deficit of $1,019,291 as of December 31, 2007.

We had net cash used in operating activities of $736,831 for the year ended December 31, 2007, which was mainly due to $831,225 of net loss, offset by $24,094 of depreciation and amortization expense, $49,801 of change in accounts receivable and $24,339 of change in accounts payable.

We had $42,834 of net cash used in investing activities for the year ended December 31, 2007, which was due to $42,834 of purchases of property and equipment.

We had $40,852 of net cash provided by financing activities during the year ended December 31, 2007, which represented $40,852 of amounts received from related parties.

Executive Compensation Summary

Director Compensation.  The Company has no formal plan for compensating its Directors for their service in their capacity as Directors.  Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.  The Board of Directors may award special remuneration to any Director undertaking any special services on behalf of the Company other than services ordinarily required of a Director.  Other than indicated below no Director received any compensation for his services as a Director, including committee participation and/or special assignments.

Change of Control Remuneration.  The Company has no plans or arrangements in respect of remuneration received or that may be received by Executive Officers of the Company in fiscal year 2008 to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Other Compensation.  No Executive Officer/Director received “other compensation” in excess of the lesser of US$25,000 or 10% of such officer's cash compensation, and all Executive Officers/Directors as a group did not receive other compensation which exceeded US$25,000 times the number of persons in the group or 10% of the compensation.

Bonus/Profit Sharing/Non-Cash Compensation.  The Company has no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to the Company's Directors or Executive Officers.

Pension/Retirement Benefits.  No funds have been set aside or accrued by the Company to provide pension, retirement or similar benefits for Directors or Executive Officers.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This Prospectus relates to the resale of 86,000 Ordinary Shares by the Selling Stockholders.  The table below sets forth information with respect to the resale of Ordinary Shares.  We will not receive any proceeds from the resale of Ordinary Shares by the Selling Stockholders for shares currently outstanding.

Resale of Ordinary Shares by Selling Stockholders

	Shares Beneficially Owned Before Resale	Amount Offered (Assuming all Shares Immediately Sold)	Shares Beneficially Owned After Resale	Percentage (if greater than 1%)

Chaw Poh Chu	2,000	2,000	-	-
Chiam Kah Kiow	2,000	2,000	-	-
Chiam Kah Ngoh	2,000	2,000	-	-
Chiam Khah Eng	2,000	2,000	-	-
Chian Kak Gek Linda	2,000	2,000	-	-
Choo Kwok Kwong Jonathan	2,000	2,000	-	-
Choong Wee Lee	2,000	2,000	-	-
Chua Puay Hoong	2,000	2,000	-	-
Chua Tai Heng	2,000	2,000	-	-
Gao Hong Chuan	2,000	2,000	-	-
Gao Yan Mei	2,000	2,000	-	-
Goh Peng Heng	2,000	2,000	-	-
Guo Feng Chang	2,000	2,000	-	-
Ho Loon Shin	2,000	2,000	-	-
Huang Cheng	2,000	2,000	-	-
Kerk Koh Huat	2,000	2,000	-	-
Koh Hock Choon Edmund	2,000	2,000	-	-
Lan Tian	2,000	2,000	-	-
Leong Wie Kong	2,000	2,000	-	-
Leslie Tan Xing Luang	2,000	2,000	-	-
Liew Chin Wei (Liu Qinwei)	2,000	2,000	-	-
Liew Chinny	2,000	2,000	-	-
Lim Ai Lian	2,000	2,000	-	-
Lim Kin Chin	2,000	2,000	-	-
Low Chee Kean	2,000	2,000	-	-
Low Teng Soon	2,000	2,000	-	-

Ng Kin Huat	2,000	2,000	-	-
Ng Swee Poh	2,000	2,000	-	-
Ngoh Beng Kee	2,000	2,000	-	-
Pan Mook Lan	2,000	2,000	-	-
Pan Pei Say	2,000	2,000	-	-
Rosnan Bin Mohd Bahran	2,000	2,000	-	-
Sin Eng Kok	2,000	2,000	-	-
Soo Lie Keow	2,000	2,000	-	-
Tan Bok Wah	2,000	2,000	-	-
Tan Mok How	2,000	2,000	-	-
Tan Poh Har	2,000	2,000	-	-
Tan Teng Ker	2,000	2,000	-	-
Tan Tse Yee	2,000	2,000	-	-
Thor Soo See	2,000	2,000	-	-
Wong Wei Fung	2,000	2,000	-	-
Xu Jin	2,000	2,000	-	-
Yang Hong	2,000	2,000	-	-
TOTALS	86,000	86,000

Upon the effectiveness of this registration statement, the 86,000 shares offered by the Selling Stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately-negotiated transactions;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale; and

o any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our Ordinary Shares. Selling shareholders will sell at a price of $0.50 per share until our shares are quoted on the Over-The-Counter Bulletin Board (“OTCBB”), assuming we are successful in engaging a market maker and being approved to quote our Ordinary Shares on the OTCBB, of which there can be no assurance, and thereafter at prevailing market prices or privately negotiated prices.

The offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors, and the market conditions for the sale of equity securities in similar companies. The offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value. We believe that only a small number of shares, if any, will be sold by the Selling Stockholders, prior to the time our Ordinary Shares are quoted on the OTCBB, at which time the Selling Stockholders will sell their shares based on the market price of such shares. The Company is not selling any shares pursuant to this Registration Statement and is only registering the re-sale of securities previously purchased from us.

The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The Selling Stockholders may sell their shares of Ordinary Shares short and redeliver our Ordinary Shares to close out such short positions; however, the Selling Stockholders may not use shares of our Ordinary Shares being registered in the Registration Statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such Registration Statement. If the Selling Stockholders or others engage in short selling it may adversely affect the market price of our Ordinary Shares.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The remaining 5,000,000 shares of our issued and outstanding Ordinary Shares which are not being registered pursuant to this registration statement will be subject to the resale provisions of Rule 144 under the Securities Act of 1933, as amended (“Rule 144”). Sales of shares of Ordinary Shares in the public markets may have an adverse effect on prevailing market prices for the Ordinary Shares.

Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Ordinary Shares.

Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Ordinary Shares. Under Rule 144 unregistered resales of restricted Ordinary Shares cannot be made until such shares have been held for one (1) year from the later of its acquisition from the Company or an affiliate of the Company.  Under new rules which have been adopted by the Commission, unregistered resales of restricted securities are able to be made by non-affiliates after such securities have been held for six (6) months if the issuer is a reporting issuer, when current public information available regarding the company, assuming the company continues to report for an additional six (6) months, and after one (1) year regardless of whether the company is a reporting company.   The same rules apply to affiliates, however, affiliates are not eligible to sell their securities unless there is public information regarding the company, and are only eligible to sell subject to certain other requirements in Rule 144, including but not limited to the requirement to file a Form 144 notice filing and volume limitations, including a prohibition on selling more than 1% of the company’s outstanding Ordinary Shares each ninety (90) days.

PRINCIPAL SHAREHOLDERS

The following table discloses the shareholding of our officers and Directors and shareholders holding more than 5% of our issued and outstanding Ordinary Shares as of July 10, 2008:

Shareholder(1)	Ordinary Shares Held	Percentage Shareholding (2)
Tan Kee Chen Chief Executive Officer	4,500,000(3)	88.5%
Yeo Yinghui Chief Financial Officer	-	0.0%
Private Capital Group (BVI) Limited (4)	500,000	9.8%
All of our Officers and Directors as a Group (2 persons)	4,500,000	88.5%

(1) Other than Mr. Chen, none of our officers or Directors hold any shares of our Ordinary Shares.

(2) Based on 5,086,000 shares issued and outstanding.

(3) Pursuant to the February 2008 Supplemental Agreement, described above, Enzer Corporation Limited, a Republic of Singapore corporation was granted an option to purchase Mr. Chen’s shares, exercisable at such time as certain prerequisites are met, including: (a) the Company being listed on the Over-the-Counter-Bulletin Board; (b) Enzer’s shareholders approving the Supplemental Agreement; and (c) that a bond subscription agreement dated November 9, 2007, entered into between Enzer and D.B. Zwirn Mauritius Trading No. 3 Limited, must be completed.  Assuming the conditions described above are met, Enzer can purchase Mr. Chen’s shares for an aggregate of (a) $20,000,000 Singapore Dollars (“S$”); and (b) S$10,000,000 worth of ordinary shares of Enzer.

(4) The beneficial owners of the shares held by Private Capital Group (BVI) Limited are Private Capital Group, LLC and Metrolink Holdings Ltd., which each own 50% of Private Capital Group (BVI) Limited. The beneficial owner of Metrolink Holdings Ltd. is Andy Lai and the beneficial owner of Private Capital Group, LLC is Michael Wainstein.

RELATED PARTY TRANSACTIONS

On November 29, 2007, the Company issued an aggregate of 800,000 restricted shares of common stock to Private Capital Group (BVI) Limited (“PCG”), whose principal is Michael Wainstein, the then sole Director of the Company, in consideration for PCG paying certain expenses on the Company’s behalf and taking steps to form the Company.

In July 2008, with an effective date of December 31, 2007, in connection with the entry into Agreement to Reconfirm and Amend Stock Purchase Agreement Between Mopie (BVI) Limited and Luckybull Limited, the Company issued Tan Kee Chen, the Company’s Chief Executive Officer, an aggregate of 4,500,000 shares.

In July 2008, the then sole Director of the Company, Michael Wainstein, the principal of PCG resigned as a Director and Tan Kee Chen was appointed to fill the vacancy on the Board of Directors.

In July 2008, Tan Keen Chen was appointed as the Chief Executive Officer of the Company.

In July 2008, Yeo Yinghui was appointed as the Chief Financial Officer of the Company.

In July 2008, with an effective date of November 29, 2007, the Company entered into a Consulting Agreement with PCG, pursuant to which PCG agreed to perform consulting services for the Company in connection with the Company’s business, public listing and general business strategy moving forward.  Pursuant to the terms of the Consulting Agreement, the Company agreed to pay PCG a monthly consulting fee, beginning on August 1, 2008, equal to $2,500 per month, increasing to $7,500 per month in the event the Company completes any transaction over $2,000,000, and the Company agreed to pay PCG $200,000 upon the Company obtaining a listing on the Over-The-Counter Bulletin Board. In connection with and pursuant to the Consulting Agreement, PCG agreed to cancel 300,000 of the 800,000 shares of common stock which it was issued in November 2007 in consideration for services rendered to the Company in connection with the Company’s formation, effective as of November 29, 2007, in consideration for the Company agreeing to the terms of the Consulting Agreement.  The Consulting Agreement is in effect for a term of three years, ending on July 31, 2011.  The Consulting Agreement can be terminated by the Company at any time due to PCG’s gross negligence or willful misconduct, by PCG at any time upon the Company’s gross negligence or willful misconduct and/or upon the mutual consent of the parties.

In August 2008, we entered into an Amended and Restated Stock Purchase Agreement, which made certain clerical and non-material amendments to the December 2007 Stock Purchase Agreement in connection with British Virgin Islands law.

None of the following persons have any direct or indirect material interest in any transaction to which we were or are a party during the past three years, or in any proposed transaction to which the Company proposes to be a party other than as disclosed above:

a.	any of our Directors or executive officers;

b.	any nominee for election as one of our Directors;

c.	any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

d.	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (a), (b) or (c) above.

DESCRIPTION OF SECURITIES

This section contains a description of our capital shares. As of now, the shares of the Company comprise one class and series, but his shall not prohibit the Company from amending the Memorandum and Articles of Association to provide for more than one class and series of shares.  This description summarizes some of the provisions of our Memorandum and Articles of Association, copies of which have been filed as exhibits to this registration statement. If you want more complete information, you should read the provisions of our Memorandum and Articles of Association that are important to you.

Our authorized capital stock consists of 10,000,000 common shares, no par value, and no preferred shares.

As of July 10, 2008, we had outstanding 5,086,000 common shares.

Common Shares

Unless otherwise provided, each share in the Company confers upon the holder thereof:

1)	the right to one vote at a meeting of members of the Company or on any resolution of members of the Company;

2)	the right to an equal share in any dividend paid by the Company; and

3)	the right to an equal share in the distribution of the surplus assets of the Company.

The Company may by resolution of directors redeem, purchase or otherwise acquire all or any of the shares in the Company subject to conditions in the Articles of Association of the Company.

The shares of the Company shall not be subject to any pre-emptive rights.

Memorandum and Articles of Association

Objects and Purposes
The Company’s corporation number as assigned by the British Virgin Islands Registrar of Corporate Affairs is 1445538.  The Company’s Memorandum and Articles of Association specify that subject to the BVI Business Companies Act 2004 of the British Virgin Islands (the “BC Act”) and other BVI law, the Company has irrespective of corporate benefit, full capacity to carry on or undertake any business or activity, and that there are no limitations on the business that the Company may carry on.

Disclosure of Interest of Directors
A director shall, after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the board of directors of the Company.  Upon such disclosure of his interest in the transaction, said director may vote on a matter relating to the transaction, attend a meeting of at which a matter relating to the transaction arises, be counted as present at the meeting for purposes of a quorum, and sign a document on behalf of the Company, or do anything else in his capacity as a director, that relates to the transaction.

Directors’ Power to Vote Compensation to Themselves
With or without the prior or subsequent approval of the members, the directors may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

Borrowing Powers of Directors
The directors may by resolution of directors exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

Director Qualification and Retirement
Memorandum and Articles of Association of the Company do not discuss the retirement or non-retirement of directors under an age limit requirement, and there is no number of shares required for director qualification.

Description of Rights, Preferences and Restrictions Attaching to Each Class of Shares

Class of Shares.  The Company’s Memorandum of Association  (“Memorandum”) provides that the Corporation is authorized to issue one class and series of shares, but the Company has the right to amend the Memorandum to provide for more than one class and series of shares.

Rights, Qualifications of Shares. Each share of the Company confers upon the holder thereof:

1)	the right to one (1) vote at a meeting of members of the Company or on any resolution of members of the Company;

2)	the right to an equal share in dividend paid by the Company; and

3)	the right to an equal share in the distribution of the surplus assets of the Company.

Dividend Rights.  The directors of the Company may be resolution authorize a distribution by way of dividend at a time, and of an amount, and to any members it thinks fit, if they are satisfied, on reasonable grounds that immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

Voting Rights.  The Company’s Bylaws, Memorandum and Articles of Association do not provide for the election or re-election of directors at staggered intervals.

Pre-emptive Rights.  The shares of the Company shall not be subject to any pre-emptive rights.

There is no provision of in the Company’s Memorandum and Articles of Association that would delay, defer or prevent a change in control of the Company, and that would operate only with respect to a merger, acquisition, or corporate restructuring involving the Company (or any of its subsidiaries).  The Company’s Memorandum and Articles of Association do not contain a provision indicating the ownership threshold above which shareholder ownership must be disclosed.

Differences in Corporate Law

The BC Act and the laws of the British Virgin Islands affecting BVI companies such as the Company and its shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BC Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the Company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company.

A transaction entered into by the Company in respect of which a director is interested (including a merger or consolidation) is voidable by the Company unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the Company and (ii) the transaction is in the ordinary course of the Company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the Company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the Company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all of the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, Articles of Merger or Consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissenting rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the Company must give notice of this fact to each shareholder who gave written objection within 20 days.  These shareholders then have 20 days to give the Company their written election in the form specified by the BC Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the Plan of Merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the Company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the Company determines to be the fair value of the shares. The Company and the shareholder then have 30 days to agree upon the price. If the Company and the shareholder fail to agree on the price within the 30 days, then the Company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

There are both statutory and common law remedies available to the Company’s shareholders as a matter of British Virgin Islands law.  These are summarized below:

Prejudiced members.  A shareholder who considers that the affairs of the Company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the Company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BC Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the Company, or that any decision of the Company which contravenes the BC Act or the Company’s memorandum and articles of association be set aside.

Derivative actions.  Section 184C of the BC Act provides that a shareholder of the Company may, with the leave of the Court, bring an action in the name of the Company to redress any wrong done to such shareholder.

Just and equitable winding up.  In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of the Company on the grounds that it is just and equitable for the Court to so order. Save in exceptional circumstances, this remedy is only available where the Company has been operated as a quasi partnership and trust and confidence between the partners has broken down.

Indemnification of Directors and Executive Officers and Limitation of Liability

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under the Company’s memorandum and articles of association, the Company indemnifies against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

(i)
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was the Company’s director; or

(ii)
is or was, at the Company’s request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to the Company’s best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to the Company’s directors, officers or persons controlling the Company under the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable.

Anti-Takeover Provisions In The Company’s Memorandum And Articles Of Association

Some provisions of the Company’s Memorandum and Articles of Association may discourage, delay or prevent a change in control of the Company or management that shareholders may consider favorable, including provisions that allow for the Company to adopt a staggered board of directors.  However, under British Virgin Islands law, the Company’s directors may only exercise the rights and powers granted to them under the Memorandum and Articles of Association, as amended and restated from time to time, as they believe in good faith to be in the best interests of the Company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two main components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, the Company’s directors owe the Company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the Company. The Company’s directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the Company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, the directors must ensure that neither they nor the Company acts in a manner which contravenes the BC Act or the memorandum and articles of association, as amended and re-stated from time to time. A shareholder has the right to seek damages for breaches of duties owed to the Company by the directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.
British Virgin Islands law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the company’s governing documents and otherwise complies with Delaware General Corporation law.  A special meeting may be called by the board of directors or any other person authorized to do so in the company’s governing documents, but shareholders may also be precluded from calling special meetings. British Virgin Islands law and the Company’s memorandum and articles of association allow the shareholders holding not less than 10 percent of the votes of the outstanding voting shares to requisition a shareholder’s meeting.  The Company is not obliged by law to call shareholders’ annual general meetings, but the memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s Certificate of Incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all such shareholders votes for the election of a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, the Company’s Memorandum and Articles of Association do not provide for cumulative voting. As a result, the Company’s shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation, which has not specifically authorized cumulative voting.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the Certificate of Incorporation provides otherwise. Under the Company’s Memorandum and Articles of Association, directors can be removed from office, with cause, by a resolution of shareholders or by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Dissolution; winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BC Act and the Company’s Memorandum and Articles of Association, the Company may appoint a voluntary liquidator by a resolution of the shareholders.

Amendment of governing documents.

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the Certificate of Incorporation provides otherwise.  As permitted by British Virgin Islands law, the Company’s Memorandum and Articles of Association may be amended by a resolution of the Company’s majority shareholders and, subject to certain exceptions, by a resolution of directors.  Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI.

Rights of non-resident or foreign shareholders

There are no limitations imposed by the Company’s Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on the shares. In addition, there are no provisions in the Company’s Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

The Company’s Memorandum and Articles of Association authorizes the board of directors to issue additional common shares from authorized but unissued shares, to the extent available, from time to time as the board of directors shall determine.

British Virgin Islands taxation

Under the present laws of the British Virgin Islands, there are no applicable taxes on the profits or income of the Company. There are no taxes on profits or income, capital gains tax, estate duty or inheritance tax applicable to any shares held by non-residents of the British Virgin Islands. In addition, there is no stamp duty or similar duty on the issuance, transfer or redemption of the shares. Dividends remitted to the holders of shares who reside outside the British Virgin Islands will not be subject to withholding tax in the British Virgin Islands. Below is a brief summary of the current status of the applicability of the European Union Directive on the Taxation of Savings Income in the British Virgin Islands.

European Union Directive on the Taxation of Savings Income (Directive 2003/48/EC)

The European Union has formally adopted a new Directive, or EU Savings Tax Directive, regarding the taxation of savings income.  Beginning July 1 2005, Member States are required to provide to the tax authorities of another Member State details of payments of interest and other similar income paid by a person within its jurisdiction to or for an individual resident in that other Member State, except that Austria, Belgium and Luxembourg instead impose a withholding system for a transitional period (unless during such period they elect otherwise).

The British Virgin Islands is not a member of the European Union and not within the European Union fiscal territory, but the Government of the United Kingdom requested that the Government of the British Virgin Islands voluntarily apply the provisions of the EU Savings Tax Directive. The Mutual Legal Assistance (Tax Matters) (Amendment) Act (the “Act”) introduces a withholding tax system in respect of payments of interest, or other similar income, made to an individual beneficial owner resident in an EU Member State by a paying agent situated in the British Virgin Islands. The withholding tax system will apply for a transitional period prior to the implementation of a system of automatic communication to EU Member States of information regarding such payments.  During this transitional period, such an individual beneficial owner resident in an EU Member State will be entitled to request a paying agent not to withhold tax from such payments but instead to apply a system by which the details of such payments are communicated to the tax authorities of the EU Member State in which the beneficial owner is resident.

MATERIAL CONTRACTS

The Company and/or its subsidiaries has entered into and is a party to the following material contracts during the two years immediately preceding the filing of this registration statement:

On or about October 21, 2006, Mopietek entered into an Agreement with China Mobile Group Beijing Co., Ltd. (“China Mobile Ltd.”) regarding message and application service (“K-Java Service”).  Pursuant to the agreement, China Mobile Ltd., as the provider of the K-Java Service platform, was to provide Mopie with paid service access and platform support service, and via the platform of China Mobile Ltd., Mopie was to provide the subscribers of China Mobile Ltd. with K-Java Service.  Further, China Mobile Ltd. was to use its charging and business support system to provide Mopie with paid service charging and collection service.  Mopietek was entitled to the charges and message fees from use by subscribers of the application services or message services provided by Mopietek, with some exclusions, and China Mobile Ltd. was to provide Mopietek with message service fee accounting and collection agency service.  China Mobile Ltd. was entitled to a 15% commission of all fees collected from the Beijing region.  This agreement was effective from October 21, 2006 until October 20, 2007.

On or about January 1, 2007, Mopietek entered into a Cooperation Agreement with China Mobile Communications Corporation, whereby China Mobile, as a network operator, agreed to provide to Mopietek network platform and communications services and WAP access regulations and interface technical regulations for Monternet WAP.  Mopie, as a service provider, agreed to develop and provide application service content pursuant to the regulations furnished by China Mobile. The application service provided by Mopie was to be linked into the Monternet WAP master station of China Mobile.  Mopietek was required to achieve network performance indices, including link success rate when busy of not less than 98%, network latency of not more than 100 milliseconds (“ms”), and Service Performance (“SP”) response latency of not more than 500ms.  Pursuant to the agreement, Mopie was to pay China a 15% commission for charges collected.  The term of the agreement was from January 1, 2007 until December 31, 2007.

On or about April 1, 2007, Mopietek entered into a Cooperation Framework Agreement with the Sichuan branch of China Mobile Communications Corporation regarding the specified content of the central music platform.  Pursuant to the agreement, Mopietek will put its wireless music products on the China Mobile central music platform.  China Mobile will be responsible for the construction and maintenance of the central music platform.  China Mobile will pay Mopie 50% of the ring message fees actually collected from the subscribers for the above-mentioned services.  In the event that Mopie provides wireless music ranking “Qiang Xian Ting” music service for the whole network of China Mobile via the central music platform, China Mobile will pay 70% of the vibration ring service message fees of “Qiang Xian Ting” service and 50% of the colorful ring service ring message fees to Mopietek.  This agreement is effective from April 1, 2007 until March 28, 2008, and China Mobile shall have the option to terminate the agreement at its discretion upon seven (7) days notice.

On or about April 21, 2007, Mopietek entered into an agreement with China Mobile Communications Corporation regarding MMS Communications Carrier Service of Monternet.  Pursuant to the agreement, China Mobile, as the network operator, will provide Mopie with MMS network platform and communications carrier service and Monternet MMS service regulations and interface technical regulations.  Mopietek, as the service provider, will develop and provide application content service pursuant to the regulations provided by China Mobile.  Mopietek, as the MMS service provider, will be able to link to the MMS network platform of China Mobile.  Both parties are obligated to promote the MMS service.  China Mobile will be entitled to a 15% commission of the receivable message fees from the use of China Mobile’s customers of the service provided by Mopietek.  Such fees will be calculated by the provincial branch of China Mobile.  This agreement is effective from April 1, 2007 to March 31, 2008.

On or about December 10, 2007, the Company entered into a memorandum of understanding with Private Capital Group, one of our shareholders.  Pursuant to the memorandum of understanding, Private Capital Group agreed to engage the necessary counsel to prepare and file this registration statement with the Securities and Exchange Commission.  Private Capital Group is also to assist in the selection of the appropriate market makers and will assist in identifying investor relations firms.  The fees payable to Private Capital Group in connection with the agreement total $250,000.

On or about December 24, 2007, Mopietek entered into a Cooperation Agreement with China Mobile Group Anhui Co., Ltd. regarding Monternet SMS services.  Pursuant to the agreement, Mopie shall provide the Monternet subscribers of China Mobile, with various value-added application services, including message service, via the SMS platform of China Mobile.  China Mobile will make use of its charging and business support system to provide Mopietek with service charging and service fee collection agency services in connection with the value-added application services.  Mopietek is only entitled to receive message fees, excluding subscriber fees and other particularized message fees, and must pay China Mobile a 15% commission for such fees.  Mopietek is not entitled to receive any communication fees.  This Agreement is in effect as of January 1, 2008 and expires at April 30, 2008, and the agreement will be extended automatically for six months as long as neither party disputes such an extension.

On or about July 1, 2007, Molong Information Technology (Shanghai) Co., Ltd. (“Molong”), a subsidiary of the Company, entered into an Exclusive Agreement on Option of Share Transfer with Shanghai Mopietek Information Technology Co., Ltd. (“Mopietek”) and its shareholders.  Pursuant to the agreement, the Mopietek’s shareholders, who held 100% of its outstanding shares of Mopietek, agreed to transfer their shares to Molong and/or any entity or individual designated by Molong for consideration of the minimum price per share permitted by Chinese laws.   While the agreement has been executed, no shares have been transferred to date.

Quantitative and Qualitative Disclosures About Market Risks

We are exposed to various types of market risks, including changes in interest rates, foreign exchange rates and inflation in the normal course of business.

Interest rate risk

We are subject to risks resulting from fluctuations in interest rates on our bank balances. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in Renminbi (“RMB”) and Hong Kong Dollars (“HKD”). To the extent that we may need to raise debt financing in the future, upward fluctuations in interest rates will increase the cost of new debt. We do not currently use any derivative instruments to manage our interest rate risk.

Foreign exchange risk

We carry out the majority of our transactions in Renminbi. Therefore, we have limited exposure to foreign exchange fluctuations. A substantial portion of our cash is held in China in interest bearing bank deposits and denominated in Renminbi.  The Renminbi is not a freely convertible currency. The PRC government may take actions that could cause future exchange rates to vary significantly from current or historical exchange rates. Fluctuations in exchange rates may adversely affect the value of any dividends we declare, assuming we ever pay dividends, of which there can be no assurances.

Inflation risk

In recent years, China has not experienced significant inflation or deflation and thus inflation and deflation have not had a significant effect on our business during the past three years. According to the National Bureau of Statistics of China, inflation as measured by the consumer price index in China was 3.9%, 1.8% and 1.5% in 2004, 2005 and 2006, respectively.

EXCHANGE RATE INFORMATION

Our business is conducted in China and substantially all of our net revenues are denominated in Renminbi. This Prospectus contains translations of Renminbi amounts into U.S. dollars at specific rates solely for the convenience of the reader.  Conversions of Renminbi into U.S. dollars in this Prospectus are based on the noon buying rate in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.  Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this Prospectus were made at a rate of RMB7.2946 to US$1.00, the noon buying rate in effect as of December 31, 2007. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

The following table sets forth information concerning exchange rates between the Renminbi and the U.S. dollar for the periods indicated.

	Noon Buying Rate
Period	Period End	Average(1)	Low	High
	(RMB per US$1.00)
2002	8.2800	8.2772	8.2800	8.2700
2003	8.2767	8.2771	8.2800	8.2765
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007
January	7.7714	7.7876	7.8127	7.7705
February	7.7410	7.7502	7.7632	7.7416
March	7.7232	7.7369	7.7454	7.7232
April	7.7090	7.7247	7.7345	7.7090
May	7.6516	7.6773	7.7065	7.6463
June	7.6120	7.6333	7.6668	7.6120
July	7.5720	7.5757	7.6055	7.5580
August	7.5462	7.5734	7.6181	7.5420
September	7.4928	7.5210	7.5540	7.4928
October	7.4682	7.5016	7.5158	7.4682
November	7.3850	7.4212	7.3800	7.4582
December	7.2946	7.3681	7.2946	7.4120

(1)
Averages for a period are calculated by using the average of the exchange rates on the end of each month during the period. Monthly averages are calculated by using the average of the daily rates during the relevant period.

VALIDITY OF SECURITIES AND INTERESTS OF NAME EXPERTS

The validity of the shares will be passed upon for us by Harney Westwood & Riegels, Hong Kong and the British Virgin Islands, which does not own any interest contingent or otherwise in the Company.

Our financial statements as of December 31, 2007 and 2006 and the consolidated statements of operations and comprehensive income (loss) for each of the three years for the period ended December 31, 2007, included in this Registration Statement have been so included in reliance on the report of Li & Company, PC, independent certified public accountants given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act in connection with the offering of our shares. This Prospectus, which forms a part of our registration statement, does not contain all of the information set forth in the registration statement, certain items of which are contained in the exhibits and schedules of the registration statement. For further information with respect to our company and shares offered, you should refer to the registration statement and the accompanying exhibits. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, you should refer to the exhibit for a more complete discussion of the matter. The registration statement and the exhibits thereto filed by us with the Securities and Exchange Commission may be inspected at the public reference facilities of the Securities and Exchange Commission listed below.

Upon completion of this offering, we will become subject to the informational requirements of the Exchange Act. Under the Exchange Act, we will be required to file periodic reports and other information with the Securities and Exchange Commission, including annual reports on Form 20-F and quarterly and other interim reports on Form 6-K. You may inspect such reports and other information we file with the Securities and Exchange Commission in accordance with the Exchange Act at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, Room 1024, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, NE, Room 1580, Washington, DC, 20549 (202), 551-8090, or on the SEC’s EDGAR website at  http://www.sec.gov.

As a foreign private issuer, we will be exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and consent of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish our shareholders with annual reports in English containing financial statements which will be audited and reported on, with an opinion expressed, by an independent public accounting firm, prepared in accordance with U.S. GAAP.

Disclosure of Commission Position on Indemnification For Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ESTIMATED EXPENSES OF OFFERING:

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$1.32
Attorney's fees and expenses	35,000.00	*
Accountant's fees and expenses	10,000.00	*
Transfer agent's and registrar fees and expenses	1,500.00	*
Printing and engraving expenses	1,500.00	*
Miscellaneous expenses	5,000.00	*
Total	$53,001.32

* Estimated.

 MOPIE (BVI) LIMITED AND SUBSIDIARIES

December 31, 2007 and 2006

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents	Page(s)

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets	F-2

Consolidated Statements of Operations and Comprehensive Income (Loss)	F-3

Consolidated Statement of Stockholders’ Equity (Deficit)	F-4

Consolidated Statements of Cash Flows	F-5

Notes to the Consolidated Financial Statements	F-6 to F-14

Schedule:

Schedule II Valuation and Qualifying Accounts for the years ended December 31, 2007, 2006 and 2005	F-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Mopie (BVI) Limited
Shanghai, China

We have audited the accompanying consolidated balance sheets of Mopie (BVI) Limited and Subsidiaries (collectively, “Mopie” or the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2007.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company had an accumulated deficit, net loss and net cash used in operations for the year ended December 31, 2007.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
August 1, 2008

MOPIE (BVI) LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006

ASSETS
CURRENT ASSETS:
Cash	$114,792	$856,806
Restricted cash	27,418	-
Accounts receivable, net of allowance for doubtful accounts	41,850	85,667
of $87,706 and $0, respectively
Due from related parties	157,292	185,208
Prepayments and other current assets	33,956	20,706

Total Current Assets	375,308	1,148,387

PROPERTY AND EQUIPMENT, net	122,604	97,083

SECURITY DEPOSIT	12,612	9,062

Total Assets	$510,524	$1,254,532

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,339	$-
Accrued expenses and other current liabilities	62,867	48,592

Total Current Liabilities	87,206	48,592

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value, 10,000,000 shares authorized,
5,000,000 shares issued and outstanding	1,208,240	1,208,240
Additional paid-in capital	150,000	150,000
Accumulated deficit	(1,019,291)	(188,066)
Accumulated other comprehensive income:
Foreign currency translation gain	84,369	35,766

Total Stockholders' Equity	423,318	1,205,940

Total Liabilities and Stockholders' Equity	$510,524	$1,254,532

See accompanying notes to the Consolidated Financial Statements.

MOPIE (BVI) LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2005

NET REVENUES	$793,991	$3,676,547	$360,550

OPERATING EXPENSES:
Selling expenses	53,942	82,639	17,301
Research and development	918,180	1,843,537	1,229,486
General and administrative expenses	648,470	691,983	251,391

Total operating expenses	1,620,592	2,618,159	1,498,178

INCOME (LOSS) FROM OPERATIONS	(826,601)	1,058,388	(1,137,628)

OTHER (INCOME) EXPENSE:
Interest income	(2,877)	(1,873)	(749)
Other expense	7,501	2,965	10

Total other (income) expense, net	4,624	1,092	(739)

INCOME (LOSS) BEFORE INCOME TAXES	(831,225)	1,057,296	(1,136,889)

INCOME TAXES	-	-	-

NET INCOME (LOSS)	(831,225)	1,057,296	(1,136,889)

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	48,603	25,094	10,672

COMPREHENSIVE INCOME (LOSS)	$(782,622)	$1,082,390	$(1,126,217)

NET INCOME (LOSS) PER COMMON SHARE
- BASIC AND DILUTED:	$(0.17)	$0.21	$(0.23)

Weighted average common shares outstanding
- Basic and diluted	5,000,000	5,000,000	5,000,000

See accompanying notes to the Consolidated Financial Statements.

MOPIE (BVI) LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
For the Year Ended December 31, 2007

					Accumulated Other
					Comprehensive
	Common Stock, No Par Value		Additional		Income	Total
	Number of		Paid-in	Accumulated	Foreign Currency	Stockholders'
	Shares	Amount	Capital	Deficit	Translation Gain	Equity (Deficit)

Balance, December 31, 2004	5,000,000	$1,208,240	$-	$(108,473)	$-	$1,099,767

Comprehensive income
Net income				(1,136,889)		(1,136,889)
Foreign currency translation gain					10,672	10,672

Total comprehensive income						(1,126,217)

Balance, December 31, 2005	5,000,000	1,208,240	-	(1,245,362)	10,672	(26,450)

Contribution to capital			150,000			150,000

Comprehensive income
Net income				1,057,296		1,057,296
Foreign currency translation gain					25,094	25,094

Total comprehensive income						1,082,390

Balance, December 31, 2006	5,000,000	1,208,240	150,000	(188,066)	35,766	1,205,940

Comprehensive income
Net loss				(831,225)		(831,225)
Foreign currency translation gain					48,603	48,603

Total comprehensive loss						(782,622)

Balance, December 31, 2007	5,000,000	$1,208,240	$150,000	$(1,019,291)	$84,369	$423,318

See accompanying notes to the Consolidated Financial Statements.

MOPIE (BVI) LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(831,225)	$1,057,296	$(1,136,891)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities
Depreciation and amortization expense	24,094	20,130	1,832
Changes in operating assets and liabilities:
Accounts receivable	49,801	3,874	(86,494)
Prepayments and other current assets	(11,804)	9,723	(29,425)
Security deposit	(2,917)	-	(8,763)
Accounts payable	24,339	(137,422)	132,891
Accrued expenses and other current liabilities	10,881	(194,648)	229,380

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(736,831)	758,953	(897,470)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(42,834)	(23,060)	(90,616)

NET CASH USED IN INVESTING ACTIVITIES	(42,834)	(23,060)	(90,616)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts received from (paid to) related parties	40,852	(178,429)	8,470
Contribution to capital	-	150,000	-

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	40,852	(28,429)	8,470

EFFECT OF EXCHANGE RATE CHANGES ON CASH	24,217	30,063	10,387

NET INCREASE (DECREASE) IN CASH	(714,596)	737,527	(969,229)

Cash at beginning of year	856,806	119,279	1,088,508

Cash, including restricted cash at end of year	$142,210	$856,806	$119,279

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Taxes paid	$-	$-	$-

See accompanying notes to the Consolidated Financial Statements.

MOPIE (BVI) LIMITED AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
December 31, 2007 and 2006

NOTE 1 – ORGANIZATION AND OPERATIONS

Mopie (BVI) Limited (“Mopie” or the “Company”) was incorporated on November 21, 2007 under the laws of the Territory of the British Virgin Islands.  Mopie was formed for the sole purpose of acquiring all of the issued and outstanding shares of common stock of Luckybull Limited.  For the period from November 21, 2007 through December 31, 2007 (the date of acquisition), Mopie was inactive and had no assets or liabilities.

Luckybull Limited (“Luckybull”) was incorporated on July 20, 2005 under the laws of the Territory of the British Virgin Islands.  On June 7, 2006, Luckybull formed Molong (Shanghai) Information Technology Co., Ltd. (“Molong”), a wholly-owned foreign enterprise (“WOFE”) subsidiary in the People’s Republic of China (“PRC”).  Molong has been inactive since its inception.

Shanghai Mopietek Information Technology Co., Ltd. (“Mopietek”) was incorporated on June 18, 2003 in the PRC.  Mopietek engages in the development, design and production of computer software; development and design of network technology; sales of self-developed products; and relevant technical consulting and technical services.

Merger of Luckybull

On December 28, 2007, the Company entered into a Stock Purchase Agreement (the “Stock Purchase”) with Luckybull. Pursuant to the Stock Purchase, the Company issued 4,500,000 shares of its common stock representing 90.0% of its issued and outstanding shares for all of the issued and outstanding shares of capital stock of Luckybull.  As a result of the ownership interest of the former shareholder of Luckybull, for financial statement reporting purposes, the merger between the Company and Luckybull has been treated as a reverse acquisition with Luckybull deemed the accounting acquirer and the Company deemed the accounting acquiree under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”).  The reverse merger is deemed a capital transaction and the net assets of Luckybull (the accounting acquirer) are carried forward to the Company (the legal acquirer and the reporting entity) at their carrying value before the combination. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Luckybull which are recorded at historical cost.  The equity of the Company is the historical equity of Luckybull retroactively restated to reflect the number of shares issued by the Company in the transaction.

Variable Interest in Mopietek by Luckybull, Companies under Common Control

On July 1, 2007, Luckybull by and through its wholly owned subsidiary, Molong, entered into an Exclusive Service Agreement, Share Transfer Agreement, Shareholder Voting Trust Agreement and Stock Collateral Agreement (“Exclusive Contractual Agreements”) with Mopietek, a company under common control with Luckybull.  Mopietek operates its information technology businesses in China and is wholly-owned by Chinese citizens but 100% controlled by Molong.  Molong does not have any equity interest in Mopietek.  In order to meet domestic ownership requirements under Chinese law, which restricts foreign companies from operating in the information technology industry, Molong executed a series of exclusive contractual agreements.  These contractual agreements allow Molong to, among other things, secure significant rights to influence Mopietek’s business operations, policies and management, approve all matters requiring shareholder approval, and the right to receive 100% of the audited income earned by Mopietek.  In addition, to ensure that Mopietek and its shareholders perform their obligations under these contractual arrangements, Mopietek shareholders have pledged to Molong all of their equity interests in Mopietek.

The Company consolidates its 100% controlled variable interest entity (“VIE”) in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003) “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN No. 46(R)”). The Variable Interest in Mopietek has been recorded on the purchase method of accounting at historical amounts as the Company and Mopietek were under common control since 2004.  The consolidated financial statements have been presented as if the Variable Interest in Mopietek had occurred on January 1, 2005.

Pursuant to the Exclusive Service Agreement, Molong has the exclusive right to provide to Mopietek complete technical support, business support and related consulting services, which include, among others, technical services, business consultations, marketing consultancy and product research and development.  Mopietek agrees to pay an annual service fee to Molong equal to a defined percentage of Mopietek’s audited income each year.  These agreements have a one-year term, subject to renewal and early termination in accordance with the terms therein under Molong’s option.

Under the Share Transfer Agreement and Stock Collateral Agreement entered into by and among Molong, Mopietek and each of the two shareholders of Mopietek, the shareholders of Mopietek, irrevocably grant to Molong or its designated person an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interests in Mopietek for a purchase price to be designated by Molong to the extent allowed by applicable PRC laws and regulations.  Molong or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full.  Each of these agreements has a one-year term, subject to renewal at Molong’s election.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the People’s Republic of China (“PRC GAAP”), the accounting standards used in the place of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company to present them in conformity with U.S. GAAP.

The consolidated financial statements include all accounts of Mopie as of December 31, 2007 and for the period from November 21, 2007 through December 31, 2007, Luckybull, Molong, its wholly-owned subsidiaries and Mopietek, its 100% controlled variable interest entity as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007.  All inter-company and inter-entity balances and transactions have been eliminated.

Business combination

In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations” (“SFAS No. 141”) the Company allocates the purchase price of acquired entities to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values.  The Company engaged an independent third-party appraisal firm to assist management in determining the fair values of certain assets acquired and liabilities assumed.  Such a valuation required management to make significant estimates and assumptions, especially with respect to intangible assets.

Management makes estimates of fair values based upon assumptions believed to be reasonable.  These estimates are based on historical experience and information obtained from the management of the acquired companies.  Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from revenues, customer relationships, key management and market positions, assumptions about the period of time the acquired trade names will continue to be used in the Company’s combined product portfolio, and discount rates used to establish fair value.  These estimates are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period.  Significant estimates include the estimated useful lives of property and equipment.  Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Restricted cash

Restricted cash represents the full amount sought by the vendor which was set aside by the court in connection with a breach of contract law suit against the Company brought by a vendor.

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions.  Bad debt expense is included in general and administrative expenses, if any.

Outstanding account balances are reviewed individually for collectibility.  Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company does not have any off-balance-sheet credit exposure to its customers.

Property and equipment

Property and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Depreciation of property and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from three (3) years to five (5) years.  Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.  Leasehold improvements, if any, are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Impairment of long-lived assets

The Company follows Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for its long-lived assets.  The Company’s long-lived assets, which include property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.  The Company determined that there were no impairments of long-lived assets as of December 31, 2007 or 2006.

Fair value of financial instruments

The Company follows Statement of Financial Accounting Standards No. 107 “Disclosures about Fair Value of Financial Instruments” (“SFAS No. 107”) for its financial instruments.  The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments.

Revenue recognition

The Company follows the guidance of the United States Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101 “Revenue Recognition” (“SAB No. 101”), as amended by SAB No. 104 (“SAB No. 104”) for revenue recognition.  The Company records revenue when persuasive evidence of an arrangement exists, service has been rendered, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

Advertising costs

Advertising costs are expensed as incurred.

Research and development

Research and development costs are charged to expense as incurred.  Research and development costs consist primarily of remuneration for research and development staff, depreciation and maintenance expenses of research and development equipment and material and testing costs for research and development.

Income taxes

The Company follows Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Consolidated Statements of Operations and Comprehensive Income in the period that includes the enactment date.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts.  Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation” (“SFAS No. 52”) and are included in determining net income or loss.

The financial records of the Company are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency.  Assets and liabilities are translated from the local currency into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the consolidated financial statements.  Foreign currency translation gain (loss) resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the consolidated statement of stockholders’ equity.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for Molong and Mopietek for the respective years:

December 31, 2007
Balance sheet	RMB 7.2946 to US$1.00
Statement of operations and comprehensive income	RMB 7.6072 to US$1.00

December 31, 2006
Balance sheet	RMB 7.8041 to US$1.00
Statement of operations and comprehensive income	RMB 7.9723 to US$1.00

December 31, 2005
Balance sheet	RMB 8.0702 to US$1.00
Statement of operations and comprehensive income	RMB 8.1940 to US$1.00

Commencing July 21, 2005, China adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies.  The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005.  Since then, the PBOC administers and regulates the exchange rate of the US dollar against the RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Net gains and losses resulting from foreign exchange transactions, if any, are included in the Consolidated Statements of Operations and Comprehensive Income.  The foreign currency translation gain at December 31, 2007, 2006 and 2005 was $48,063, $25,094 and $10,672 and effect of exchange rate changes on cash flows for each of the three years in the period ended December 31, 2007 were $24,217, $30,063 and $10,387, respectively.

Comprehensive income (loss)

The Company has adopted Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income” (“SFAS No. 130”).  This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income (loss), for the Company, consists of net income (loss) and foreign currency translation adjustments and is presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) and Stockholders’ Equity (Deficit).

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to Statement of Financial Accounting Standards No. 128 “Earnings Per Share” (“SFAS No. 128”).  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period.  There were no potentially dilutive shares outstanding as of December 31, 2007, 2006 or 2005.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently issued accounting pronouncements

On June 5, 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8934 on June 26, 2008.  Commencing with its annual report for the year ending December 31, 2009, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	Of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	Of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	Of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On February 15, 2007, the FASB issued FASB Statement No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”).  SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings.  SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

In June 2007, the Emerging Issues Task Force of the FASB issued EITF Issue No. 07-3 “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (“EITF Issue No. 07-3”) which is effective for fiscal years beginning after December 15, 2007.  EITF Issue No. 07-3 requires that nonrefundable advance payments for future research and development activities be deferred and capitalized.  Such amounts will be recognized as an expense as the goods are delivered or the related services are performed.  The Company does not expect the adoption of EITF Issue No. 07-3 to have a material impact on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 141 (Revised 2007) “Business Combinations” (“SFAS No. 141(R)”), which requires the Company to record fair value estimates of contingent consideration and certain other potential liabilities during the original purchase price allocation, expense acquisition costs as incurred and does not permit certain restructuring activities previously allowed under Emerging Issues Task Force Issue No. 95-3 to be recorded as a component of purchase accounting.  SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company has not determined the effect that the adoption of SFAS No. 141(R) will have on the financial results of the Company.

In December 2007, the FASB issued FASB Statement No. 160 “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS No. 160”), which causes noncontrolling interests in subsidiaries to be included in the equity section of the balance sheet.  SFAS No. 160 applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented.  The Company has not determined the effect that the adoption of SFAS No. 160 will have on the financial results of the Company.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As reflected in the accompanying consolidated financial statements, the Company had an accumulated deficit of $1,019,291 at December 31, 2007, a net loss and net cash used in operations of $831,225 and $736,831 for the year ended December 31, 2007, respectively.

While the Company is attempting to produce sufficient revenues, the Company’s cash position may not be enough to support the Company’s daily operations. Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to generate sufficient revenues will provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to generate sufficient revenues.  The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment, stated at cost, less accumulated depreciation at December 31, 2007 and 2006 consisted of the following:

	Estimated Useful Life (Years)	December 31, 2007	December 31, 2006
Equipment	3 – 5	$133,400	$119,417
Leasehold improvement	2	37,192	-

		170,592	119,417
Less accumulated depreciation		(47,988)	(22,334)

		$122,604	$97,083

Depreciation and amortization expense for each of the three years in the period ended December 31, 2007 was $18,348, $20,332 and $1,804, respectively.

NOTE 5 – DUE FROM RELATED PARTIES

Advances to a stockholder at December 31, 2007 and 2006, consisted of the following:

	December 31, 2007	December 31, 2006
Advances to a stockholder	$157,292	$185,208

	$157,292	$185,208

The advances bear no interest and are payable on demand.

NOTE 6 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities at December 31, 2007 and 2006, consisted of the following:

	December 31, 2007	December 31, 2006
Accrued payroll and benefits	$19,748	$27,073
Taxes payable	2,666	8,558
Other payables	13,035	12,961
Expected losses on pending litigation (See Note 9(ii))	27,418	-

	$62,867	$48,592

NOTE 7 – STOCKHOLDERS’ EQUITY

Common stock

The Company was incorporated on November 21, 2007 at which time 500,000 shares (800,000 shares prior to the cancellation of 300,000 shares in July 2008, effective as of November 29, 2007) of common stock were issued to the Company’s founders.  No value was given to the shares issued by the newly formed corporation.

NOTE 8 – INCOME TAXES

Mopie and Luckybull are exempt from BVI income taxes since both are non-operating holding companies.  Substantially all of the Company’s income (loss) before income taxes and related tax expense are from PRC sources.  Molong, the Company’s wholly-owned subsidiary, and Mopietek, the Company’s 100% controlled variable interest in PRC file income tax returns under the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”).

PRC Tax

Molong is registered and operates in the Shanghai Fudan Science and Technology Park, Shanghai, PRC.  No provision for income taxes has been made as Molong is currently inactive and had no taxable income for the year ended December 31, 2007 and for the period from June 7, 2006 (inception) through December 31, 2006.  The statutory tax rate for relevant periods is 33% prior to December 31, 2007 and 25% as of January 1, 2008 and forward.

Mopietek is registered and operates in the Shanghai Fudan Science and Technology Park, Shanghai, PRC, and is recognized as a “Software Development Enterprise Located in High-Tech Development Zone” as of October 1, 2007 retroactive to January 1, 2006 and a “High Technology Enterprise Located in High-Tech Development Zone” as of December 31, 2007.  As a result, it is entitled to a preferential enterprise income tax rate of 15%.  In accordance with the relevant income tax laws, the profits of Mopietek are fully exempted from income tax for two (2) years as a “Software Development Enterprise Located in High-Tech Development Zone” for the year ended December 31, 2007 and 2006 and five (5) years as a “High Technology Enterprise Located in High-Tech Development Zone”, from 2008 through 2012 and forward.  The statutory tax rate for relevant periods is 33% prior to December 31, 2007 and 25% as of January 1, 2008 and forward.

(i)	Income taxes in the consolidated statements of operations and comprehensive income (loss)

A reconciliation of the Chinese statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended
	December 31, 2007	December 31, 2006	December 31, 2005
Chinese statutory income tax rate	33.0%	33.0%	33.0%

Increase (reduction) in income taxes resulting from:
Net operating loss (“NOL”) carry-forwards	(33.0)	-	(33.0)
Tax holiday	-	(33.0)	-

Effective income tax rate	0.0%	0.0%	0.0%

At December 31, 2007, the Company has available for income tax purposes net operating loss (“NOL”) carry-forwards of $1,019,291 that may be used to offset future taxable income through the year ending December 31, 2012.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements since the Company believes that the realization of its net deferred tax assets of approximately $254,823 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $254,823.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $192,761 for the year ended December 31, 2007.  The Company realized tax benefits of NOL carry-forwards of approximately $348,908 for the year ended December 31, 2006.

Components of deferred tax assets as of December 31, 2007 and 2006 are as follows:

	December 31, 2007	December 31, 2006
Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$336,366	62,062
Cumulative effect of statutory reduction of enacted income tax rate effective January 1, 2008	(81,543)	-
Expected income tax benefit from NOL carry-forwards, net of cumulative effect of statutory reduction of enacted income tax rate	254,823	62,062
Less valuation allowance	(254,823)	(62,062)

Deferred tax assets, net of valuation allowance	$-	$-

NOTE 9 – COMMITMENTS AND CONTINGENCIES

(i) Operating leases

The Company leases its offices in Shanghai and Beijing, PRC, under non-cancellable operating leases expiring through October 30, 2009.  Future minimum lease payments required under these non-cancelable operating leases that have initial or remaining service terms in excess of one year at December 31, 2007 were as follows:

Year ending December 31:
2008	$75,672
2009	63,060

$138,732

For each of the three years in the period ended December 31, 2007, rent expense relating to the operating leases amounted to $54,048, $55,779 and $5,667, respectively.

(ii) Litigation

A vendor initiated a breach of contract lawsuit against the Company and the court set aside the full amount sought by the vendor in connection with the law suit on December 22, 2007 (See Note 6).  The amount set aside of $27,418 is shown as restricted cash on the Company’s balance sheet with the corresponding accrual for this litigation.

NOTE 10 – CONCENTRATIONS AND CREDIT RISK

(i) Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents.  As of December 31, 2007, substantially all of the Company’s cash and cash equivalents were held by major financial institutions located in the PRC, none of which are insured.  However, the Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

(ii) Customers and Credit Concentrations

Two customers accounted for approximately 97.5%, 99.6% and 100.0% of total sales for each of the three years in the period ended December 31, 2007 and 91.9%, 97.5% and 100.0% of accounts receivable as of December 31, 2007, 2006 and 2005, respectively.

NOTE 11 - FOREIGN OPERATIONS

(i) Operations

Substantially all of the Company’s operations are carried out and all of its assets are located in the PRC.  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

(ii) Dividends and Reserves

Under the laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years’ losses, if any; (ii) allocations to the “Statutory Surplus Reserve” of at least 10% of net income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory Common Welfare Fund”, which is established for the purpose of providing employee facilities and other collective benefits to employees in PRC; and (iv) allocations to any discretionary surplus reserve, if approved by stockholders.

As of December 31, 2007, the Company had no Statutory Surplus Reserve and the Statutory Common Welfare Fund established and segregated in retained earnings.

NOTE 12 – SUBSEQUENT EVENTS

(i) Sale of shares of common stock

In February 2008, the Company sold 86,000 shares of its common stock at $0.50 per share to 43 unrelated individuals for $43,000.

(ii) Entry into a consulting agreement

In July 2008, with an effective date of November 29, 2007, the Company entered into a Consulting Agreement with Private Capital Group (BVI) Limited (“PCG”), which holds 500,000 shares of the Company’s common stock; pursuant to which PCG agreed to perform consulting services for the Company in connection with the Company’s business, public listing and general business strategy moving forward.  Pursuant to the terms of the Consulting Agreement, the Company agreed to pay PCG a monthly consulting fee, beginning on August 1, 2008, equal to $2,500 per month, increasing to $7,500 per month in the event the Company completes any transaction over $2,000,000, and the Company agreed to pay PCG $200,000 upon the Company obtaining a listing on the Over-The-Counter Bulletin Board. In connection with and pursuant to the Consulting Agreement, PCG agreed to cancel 300,000 of the 800,000 shares of common stock which it was issued in November 2007 in consideration for services rendered to the Company in connection with the Company’s formation, effective as of November 29, 2007, in consideration for the Company agreeing to the terms of the Consulting Agreement.  The Consulting Agreement is in effect for a term of three years, ending on July 31, 2011.  The Consulting Agreement can be terminated by the Company at any time due to PCG’s gross negligence or willful misconduct, by PCG at any time upon the Company’s gross negligence or willful misconduct and/or upon the mutual consent of the parties.

MOPIE (BVI) LIMITED AND SUBSIDIARIES
Valuation and Qualifying Accounts
For the Year Ended December 31, 2007, 2006 and 2005

	Balance at beginning of	Add charge to	Deduct bad debt		Add translation	Balance at end of
	period	Income	written off		adjustment	period
For the Year Ended December 31, 2005:
Allowance for doubtful accounts	$-	$-	$	(-)	$-	$-

For the Year Ended December 31, 2006:
Allowance for doubtful accounts	$-	$-	$	(-)	$-	$-

For the Year Ended December 31, 2007:
Allowance for doubtful accounts	$-	$84,102	$	(-)	$3,604	$87,706

Dealer Prospectus Delivery Obligation

Until ninety (90) days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers.

Our Memorandum and Articles of Association contain provisions that entitle the Company to indemnify against all expenses, including legal fees, and against all judgments fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person involved in legal proceeding by reason of the fact that the person is or was a director of the Company or the person, at the request of the Company, is or was serving as director, or any other capacity, of any other body corporate.  The Company may only indemnify if the person acted honestly, in good faith, with a view to the best interest of the Company, and in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.  We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.  As a result of these provisions, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited.  However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care.  The Securities and Exchange Commission has taken the position that the provisions will have no effect on claims arising under the federal securities laws.

Item 7.  Recent Sales of Unregistered Securities.

On or around November 29, 2007, the Company issued an aggregate of 800,000 shares of its restricted common stock to Private Capital Group (BVI) Limited (“PCG”) in consideration for PCG incorporating the Company and paying certain expenses on behalf of the Company.  In July 2008, PCG entered into a Consulting Agreement with the Company, effective November 29, 2007, pursuant to which PCG agreed to cancel 300,000 shares of common stock in the Company in consideration for the Company agreeing to enter into the Consulting Agreement.  The Consulting Agreement is described in greater detail above under “Related Party Transactions.”  As a result of the Consulting Agreement, PCG was effectively issued 500,000 restricted shares of common stock on November 29, 2007, and the cancellation of the 300,000 shares have been retroactively reflected throughout this Registration Statement and the financial statements attached hereto. We claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by us.

On or around July 14, 2008, with an effective date of December 31, 2007, in connection with the entry into Agreement to Reconfirm and Amend Stock Purchase Agreement Between Mopie (BVI) Limited and Luckybull Limited, the Company issued Tan Kee Chen, the Company’s Chief Executive Officer, an aggregate of 4,500,000 shares.  We claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and we took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by us.

In February 2008, the Company sold 430,000 shares of its restricted common stock to 43 offshore investors for $43,000 or $0.10 per share.  In or around July 2008, each of the investors agreed pursuant to Agreements to Amend Subscription Agreement In Mopie (BVI) Limited, to accept one-fifth (1/5) as many shares as contemplated by their original subscription agreement, and as a result, the investors were issued 86,000 restricted shares of common stock in consideration for $43,000 or $0.50 per share.  We claim an exemption from registration afforded by Regulation S of the Securities Act of 1933, as amended ("Regulation S") for the above issuances since the issuances were made to a non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by the issuer, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing.

Item 8.  Exhibits and Financial Statement Schedules.

EXHIBITS.  The following is a list of exhibits to this registration statement:

Exhibit No.	Description

3.1*	Certificate of Incorporation
3.2*	Articles of Association
3.3*	Memorandum of Association
5.1*	Opinion of Jingtian & Gongcheng
5.2*	Opinion of Harney Westwood & Riegels
10.1*	Sale and Purchase Agreement
10.2*	Stock Purchase Agreement
10.3*	Cooperation Agreement of China Mobile Group Anhui Co., Ltd regarding Monternet SMS Service
10.4*	Cooperation Framework Agreement of China Mobile regarding the Specified Content of the Central Music Platform
10.5*	Cooperation Agreement between China Mobile Communications Corporation and WAP Service Provider
10.6*	Agreement regarding K-Java Service
10.7*	Supplemental Agreement
10.8*	Consulting Agreement with Private Capital Group
10.9*	Form of Agreement to Amend Subscription Agreement in Mopie (BVI) Limited
10.10*	Exclusive Agreement on the Option of Transfer of Shares of Shanghai Mopietek Information Technology Co., Ltd.
10.11*	Exclusive Technical and Consulting Agreement between Shanghai Information Technology (Molong) Co., Ltd., and Shanghai Mopietek Information Technology Co., Ltd.
10.12*	Agreement to Reconfirm and Amend Stock Purchase Agreement Between Mopie (BVI) Limited and Luckybull Limited
10.13*	Amended and Restated Stock Purchase Agreement
23.1*	Consent of Li & Company, PC
23.2*	Consent of Jingtian & Gongcheng, See Exhibit 5.1
23.3*	Consent of Harney Westwood & Riegels, See Exhibit 5.2

* Filed herewith.

ITEM 9.  UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

1.              File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i)	Include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)
Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty (20%) percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table on the face page of the effective registration statement; or

(iii)	Include any additional or changed material information on the plan of distribution.

2.              For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.              File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.              File a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

5.              That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Singapore, on the 13th day of August, 2008.

By /s/ Tan Kee Chen
Name: Tan Kee Chen
Title: Chief Executive Officer (Principal Executive Officer)

By /s/ Yeo Yinghui
Name: Yeo Yinghui
Title: Chief Financial Officer (Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person, in the capacity and on the date indicated.

Signature	Title	Date

/s/ Tan Kee Chen	Director	August 13, 2008
Tan Kee Chen